Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

ALDER BIOPHARMACEUTICALS, INC.

H. LUNDBECK A/S,

LUNDBECK LLC,

and

VIOLET ACQUISITION CORP.

Dated as of September 16, 2019

Section 1

THE OFFER

i

ii

Exhibits

Exhibit A	Certain Definitions

Annexes

Annex I	Conditions to Offer
Annex II	Form of CVR Agreement
Annex III	Form of Certificate of Incorporation of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of September 16, 2019, by and among: H. Lundbeck A/S, a Danish aktieselskab (“Parent”); Lundbeck LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Parent (“Payor”); Violet Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Payor (“Purchaser”); and Alder BioPharmaceuticals, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

(A) Upon the terms and subject to the conditions of this Agreement, Parent has agreed to cause Purchaser to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (regardless of whether issued or outstanding, the “Shares”), other than the Excluded Shares, for (i) $18.00 per share, net to the seller in cash (the “Closing Amount”), without interest, plus (ii) one (1) contingent value right per share (a “CVR”) which shall represent the right to receive the Milestone Payment (as such term is used in the Contingent Value Rights Agreement in the form attached hereto as Annex II to be entered into between Parent and a rights agent mutually agreeable to Parent and the Company (the “Rights Agent”), with such revisions thereto, if any, requested by the Rights Agent that are not, individually or in the aggregate, detrimental to any CVR holder (the “CVR Agreement”)), net to the seller in cash, without interest, at the time provided for in the CVR Agreement (the Closing Amount plus one CVR, collectively, or any higher amount per Share paid pursuant to the Offer, and as may be adjusted in accordance with Section 1.1(h), being the “Offer Price”), and subject to any withholding of Taxes.

(B) As soon as practicable following the consummation of the Offer, Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, whereby (i) each issued and outstanding Share as of the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive the Offer Price, in cash, without interest, and subject to any withholding of Taxes, and (ii) the Company shall become a wholly owned Subsidiary of Parent as a result of the Merger.

(C) The board of directors of the Company (the “Board of Directors”) has unanimously (i) determined that this Agreement and the Transactions, including the Offer and the Merger, are fair to, and in the best interest of, the Company and its stockholders, (ii) declared it advisable to enter into this Agreement, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, (iv) resolved that the Merger shall be effected under Section 251(h) of the DGCL and (v) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer (the preceding clauses (i) through (v), the “Company Board Recommendation”), in each case, on the terms and subject to the conditions of this Agreement.

(D) The board of directors of each of Parent and Purchaser and the lead manager of Payor have approved this Agreement and declared it advisable for Parent, Payor and Purchaser, respectively, to enter into this Agreement.

(E) Parent, Payor, Purchaser and the Company acknowledge and agree that the Merger shall be effected pursuant to Section 251(h) of the DGCL and shall, subject to the satisfaction of the conditions set forth in this Agreement, be consummated as soon as practicable following the consummation of the Offer.

(F) As a condition and inducement to Parent’s and the Purchaser’s willingness to enter into this Agreement and to consummate the Offer and the Merger, Parent has entered into a tender and support agreement, dated as of the date hereof, with the directors, certain executive officers and certain other stockholders of the Company (the “Support Agreement”).

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1

THE OFFER

1.1 The Offer.

(a) Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 8, as promptly as practicable after the date of this Agreement but in no event more than ten (10) business days after the date of this Agreement (subject to the Company having timely provided any information required to be provided by it pursuant to Sections 1.1(e) and 1.2(b)), Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all of the outstanding Shares (other than Shares to be cancelled pursuant to Sections 2.5(a)(i) and 2.5(a)(ii) (such other Shares, collectively, the “Excluded Shares”)), at a price per Share equal to the Offer Price, net to the seller in cash, without interest, and subject to any withholding of Taxes in accordance with Section 2.6(e).

(b) Terms and Conditions of the Offer. The obligations of Purchaser to, and of Parent to cause Purchaser to, accept for payment, and pay for, any Shares validly tendered pursuant to the Offer are subject only to the terms and conditions set forth in this Agreement, including the satisfaction of the Minimum Condition, the Termination Condition and the other conditions set forth in Annex I (collectively, the “Offer Conditions”). The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement, the Minimum Condition, the Termination Condition and the other Offer Conditions. Purchaser expressly reserves the right to (i) increase the Offer Price, (ii) waive any Offer Condition and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of the Company, Parent, Payor and Purchaser shall not (A) decrease the Closing Amount or amend the terms of the CVR or the CVR Agreement, (B) change the form of consideration payable in the Offer, (C)

decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose conditions or requirements to the Offer in addition to the Offer Conditions, (E) amend, modify or waive the Minimum Condition, Termination Condition or the conditions set forth in clause (e) or (g) of Annex I, (F) otherwise amend or modify any of the other terms of the Offer in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares in its capacity as such, (G) terminate the Offer or accelerate, extend or otherwise change the Expiration Date, in each case, except as provided in Sections 1.1(c) or 1.1(d) or (H) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act. The Offer may not be withdrawn prior to the Expiration Date (or any rescheduled Expiration Date) of the Offer, unless this Agreement is terminated in accordance with Section 8.

(c) Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at one minute after 11:59 p.m. Eastern Time on the date that is twenty (20) business days (determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) from the Offer Commencement Date (unless otherwise agreed to in writing by Parent and the Company) (the “Initial Expiration Date”, and such date or such subsequent date to which the Initial Expiration Date of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Notwithstanding anything to the contrary contained in this Agreement, but subject to the Parties’ respective termination rights under Section 8: (i) if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived by Purchaser, Payor or Parent, to the extent waivable by Purchaser, Payor or Parent, Parent, Payor and Purchaser may, in their sole discretion (and without the consent of the Company or any other Person), extend the Offer on one or more occasions, for an additional period of up to ten (10) business days per extension, to permit such Offer Condition to be satisfied; (ii) Purchaser shall, and Parent shall cause Purchaser to, extend the Offer from time to time for: (A) any period required by applicable securities law, rule or regulation, any interpretation or position of the SEC, the staff thereof or NASDAQ applicable to the Offer; and (B) periods of up to ten (10) business days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act and any foreign antitrust or competition-related Legal Requirement shall have expired or been terminated; and (iii) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, at the request of the Company, Purchaser shall, and Parent shall cause Purchaser to, extend the Offer on one or more occasions for an additional period of up to ten (10) business days per extension, to permit such Offer Condition to be satisfied; provided, however, that in no event under this Agreement shall Parent, Payor or Purchaser: (1) be required to extend the Offer beyond the earlier to occur of (x) the valid termination of this Agreement in compliance with Section 8 and (y) the End Date (such earlier occurrence, the “Extension Deadline”); (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company; or (3) be required to extend the Offer beyond the then-existing Expiration Date for more than three (3) consecutive additional periods not to exceed an aggregate of thirty (30) business days (provided that each such period will be ten (10) business days unless the Company agrees otherwise), if, as of the applicable Expiration Date, all of the Offer Conditions are satisfied or have been waived other than the Minimum Condition and conditions which by their nature are to be satisfied at the expiration of the Offer. Subject to the valid termination of this Agreement in compliance with Section 8, Purchaser shall not terminate the Offer, or permit the Offer to expire, prior to the Extension Deadline without the prior written consent of the Company.

(d) Termination of Offer. Nothing in this Section 1.1 shall be deemed to impair, limit or otherwise restrict in any manner the right of the Company, Parent or Purchaser to terminate this Agreement pursuant to Section 8. In the event that this Agreement is validly terminated pursuant to Section 8, Purchaser shall (and Parent shall cause Purchaser to) immediately, irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Purchaser in accordance with the terms of this Agreement, Purchaser shall immediately return, and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable Legal Requirements, all tendered Shares to the registered holders thereof.

(e) Offer Documents. As promptly as practicable on the Offer Commencement Date, Parent and Purchaser shall (i) file with the SEC a tender offer statement on Schedule TO with respect to the Offer (together with any exhibits, amendments or supplements thereto, the “Offer Documents”) that will contain or incorporate by reference the Offer to Purchase and form of the related letter of transmittal and (ii) cause the Offer to Purchase and related documents to be disseminated to holders of Shares as and to the extent required by applicable Legal Requirements. Parent and Purchaser agree that they shall cause the Offer Documents filed by either Parent or Purchaser with the SEC (x) to comply in all material respects with the Exchange Act and other applicable Legal Requirements and (y) to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by Parent or Purchaser with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Purchaser and the Company agrees to respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Purchaser further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Legal Requirements. The Company consents to the inclusion of the Company Board Recommendation in the Offer Documents. The Company shall promptly furnish or otherwise make available to Parent and Purchaser or Parent’s legal counsel all information concerning the Company and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(e). The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to the filing thereof with the SEC, and Parent and Purchaser shall give reasonable and good faith consideration to any such comments made by the Company or its counsel. Parent and Purchaser agree to provide the Company and its counsel with any comments (including oral comments) Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of those comments (including oral comments).

(f) Funds. Without limiting the generality of Section 9.11, Parent shall cause to be provided to Payor, and Payor shall cause to be provided to Purchaser, on a timely basis, all of the funds necessary to purchase all Shares that Purchaser becomes obligated to purchase pursuant to the Offer, and Parent shall cause Payor and Purchaser to perform, on a timely basis, all of their respective obligations under this Agreement. Parent and Purchaser shall, and each of Parent and Purchaser shall ensure that all of their respective Affiliates shall, tender any Shares held by them into the Offer.

(g) CVR Agreement. At or prior to the Offer Acceptance Time, Parent shall duly authorize, execute and deliver, and shall ensure that the Rights Agent duly authorizes, executes and delivers, the CVR Agreement.

(h) Adjustments. If, between the date of this Agreement and the Offer Acceptance Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately adjusted; provided, that nothing in this Section 1.1(h) shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

(i) Acceptance. Subject only to the satisfaction or, to the extent waivable by Purchaser, Payor or Parent, waiver by Purchaser, Payor or Parent of each of the Offer Conditions, Purchaser shall (and Parent shall cause Purchaser to) (i) promptly (and in any event no later than the first business day after) after the Expiration Date accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer (the time of such acceptance, the “Offer Acceptance Time”) and (ii) promptly after the Offer Acceptance Time pay for such Shares.

1.2 Company Actions.

(a) Schedule 14D-9. As promptly as practicable on the Offer Commencement Date, following the filing of the Offer Documents, the Company shall (i) file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 6.1(b), shall reflect the Company Board Recommendation and include the notice and other information required by Section 262(d)(2) of the DGCL and (ii) cause the Schedule 14D-9 and related documents to be disseminated to holders of Shares as and to the extent required by applicable Legal Requirements, including by setting the Stockholder List Date as the record date for purposes of receiving the notice required by Section 262(d)(2) of the DGCL. The Company agrees that it shall cause the Schedule 14D-9 (x) to comply in all material respects with the Exchange Act and other applicable Legal Requirements and (y) to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Purchaser for inclusion or incorporation by reference in the Schedule 14D-9. Each of Parent, Purchaser and the Company agrees to respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Legal Requirements. Parent and Purchaser shall promptly furnish or otherwise make available to the Company or the Company’s legal counsel all information concerning Parent or Purchaser that may be required or reasonably requested in connection with any action contemplated by this Section 1.2(a). Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any such comments made by Parent or its counsel. The Company agrees to provide Parent and its counsel with any comments (including oral comments) the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments (including oral comments).

(b) Stockholder Lists. The Company shall promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true, accurate and complete as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer and the Merger (the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, which date shall not be more than ten (10) business days prior to the date the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”). Except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Purchaser and their agents shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request by the Company, deliver, and shall use their reasonable best efforts to cause their agents to deliver, to the Company (or destroy) all copies and any extracts or summaries from such information then in their possession or control, and, if requested by the Company, promptly certify to the Company in writing that all such material has been returned or destroyed.

(c) Share Registry. The Company shall register (and shall instruct its transfer agent to register) the transfer of the Shares accepted for payment by Purchaser effective immediately after the Offer Acceptance Time.

SECTION 2

MERGER TRANSACTION

2.1 Merger of Purchaser into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the DGCL, at the Effective Time, the Company and Parent shall consummate the Merger, whereby Purchaser shall be merged with and into the Company, the separate existence of Purchaser shall cease, and the Company will continue as the Surviving Corporation.

2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

2.3 Closing; Effective Time.

(a) Unless this Agreement shall have been terminated pursuant to Section 8, and unless otherwise mutually agreed in writing between the Company, Parent and Purchaser, the consummation of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 500 Boylston Street, Boston, Massachusetts 02116, as soon as practicable following (but in any event on the same date as) the Offer Acceptance Time except if the conditions set forth in Section 7.1 shall not be satisfied or, to the extent permissible by applicable Legal Requirements, waived as of such date, in which case on the first (1st) business day on which all conditions set forth in Section 7.1 are satisfied or, to the extent permissible by applicable Legal Requirements, waived, unless another date or place is agreed to in writing by the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

(b) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Purchaser shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and the Parties shall take all such further actions as may be required by applicable Legal Requirements to make the Merger effective. The Merger shall become effective upon the date and time of the filing of that certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties and specified in the certificate of merger (such date and time, the “Effective Time”).

2.4 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) As of the Effective Time, the certificate of incorporation of the Company shall by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Annex III and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements, subject to Section 6.5(a).

(b) As of the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to conform to the bylaws of Purchaser as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Legal Requirements, subject to Section 6.5(a), except that references to the name of Purchaser shall be replaced by references to the name of the Surviving Corporation.

(c) As of the Effective Time, the directors and officers of the Surviving Corporation shall be the respective individuals who served as the directors and officers of Purchaser as of immediately prior to the Effective Time, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

2.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, the Company or any stockholder of the Company:

(i) any Shares held immediately prior to the Effective Time by the Company (or held in the Company’s treasury) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any Shares held immediately prior to the Effective Time by Parent, Purchaser or any other direct or indirect wholly owned Subsidiary of Parent shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in the preceding clauses (i) and (ii) and subject to Section 2.5(b), each Share outstanding immediately prior to the Effective Time (other than any Dissenting Shares, which shall have only those rights set forth in Section 2.7) shall be converted into the right to receive (a) the Closing Amount, plus (b) one (1) CVR, subject to and in accordance with the CVR Agreement (the “Merger Consideration”), in each case without any interest thereon and subject to any withholding of Taxes in accordance with Section 2.6(e); and

(iv) each share of the common stock, $0.0001 par value per share, of Purchaser then outstanding shall be converted into one share of common stock of the Surviving Corporation. From and after the Effective Time, subject to this Section 2.5(a), all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such shares of Company Common Stock in accordance with Section 2.6.

(b) If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted; provided, that nothing in this Section 2.5(b) shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

2.6 Surrender of Certificates; Stock Transfer Books.

(a) Prior to the Offer Acceptance Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Depository Agent”) for the holders of Shares to receive the aggregate Closing Amounts to which holders of such Shares shall become entitled pursuant to Section 1.1(b) and the holders of shares of Class A-1 Convertible Preferred Stock to receive the aggregate amounts to which holders of such Shares shall become entitled to pursuant to Section 2.9 and to act as agent (the “Paying Agent”) for the holders of Shares to receive the aggregate Closing Amounts to which such holders of such

Shares shall become entitled pursuant to Section 2.5. Promptly after (and in any event no later than the second business day after) the Offer Acceptance Time, Parent shall cause Payor to, and Payor shall, deposit with the Depository Agent cash sufficient to make the payment of the aggregate Closing Amounts payable pursuant to Section 1.1(i) and Section 2.9. Promptly after the Closing Date (and in any event no later than the second business day after), Parent shall cause Payor to, and Payor shall, deposit with the Paying Agent cash sufficient to pay the aggregate Closing Amounts payable pursuant to Section 2.5 (together with the amount deposited pursuant the immediately preceding sentence, the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to pay the aggregate Closing Amounts in the Offer and the Merger and pursuant to Section 2.9. The Payment Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided that such investments shall be (w) in obligations of or guaranteed by the United States of America, (x) in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (y) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or (z) in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months.

(b) Promptly after the Effective Time (but in no event later than five (5) business days thereafter), the Surviving Corporation shall cause to be delivered to each Person who was, at the Effective Time, a holder of record of (i) Shares represented by a certificate evidencing such Shares (the “Certificates”) or (ii) Book-Entry Shares, who, in each case was entitled to receive the Merger Consideration pursuant to Section 2.5, (A) a form of letter of transmittal, which shall be in reasonable and customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.6(f), if applicable) to the Paying Agent, or a customary agent’s message in respect to Book-Entry Shares, and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration issuable and payable in respect of such Shares pursuant to Section 2.5. Upon surrender to the Paying Agent of Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.6(f), if applicable) or Book-Entry Shares, together with such letter of transmittal in the case of Certificates, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to the instructions, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares, and such Certificates and Book-Entry Shares shall then be cancelled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such transfer or other Taxes either have been paid or are not applicable. None of

Parent, Payor, Purchaser and the Surviving Corporation shall have any liability for the transfer and other similar Taxes described in this Section 2.6(b) under any circumstance. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.6, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by Section 2.5.

(c) At any time following twelve (12) months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it or Payor any funds (with respect to the aggregate Closing Amounts to which holders of Shares shall become entitled pursuant to Section 2.5) which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for the Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(d) At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, any holders of the Shares and any shares of Class A-1 Convertible Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares or any shares of Class A-1 Convertible Preferred Stock except as otherwise provided herein or by applicable Legal Requirements. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(e) Each of the Company, the Surviving Corporation, Parent, Payor and Purchaser, and their Affiliates, shall be entitled to deduct and withhold (or cause the Rights Agent, the Paying Agent or the Depository Agent to deduct and withhold) from the Offer Price, the Merger Consideration payable to any holder of the Shares or any holder of Company Options, Company RSUs, Company PSUs, Class A-1 Convertible Preferred Stock, the Company Warrant or any other consideration otherwise payable pursuant to this Agreement or the CVR Agreement such amounts as it is required by any Legal Requirement to deduct and withhold with respect to Taxes; provided, however, no deduction or withholding shall be made from such amounts payable pursuant to this Agreement or the CVR Agreement pursuant to Section 1445 of the Code. Each such payor shall take all action that may be necessary to ensure that any such amounts so withheld are timely and properly remitted to the appropriate Governmental Body. To the extent that amounts are so withheld and properly remitted to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement and the CVR Agreement as having been paid to the holder of the Shares, holder of Company Options, Company RSUs, Company PSUs, Class A-1 Convertible Preferred Stock, the Company Warrant or other recipient of consideration hereunder in respect of which such deduction and withholding was made.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of the Shares formerly represented by that Certificate, or by a representative of that holder, claiming that Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by that holder of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 2.6(e)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Section 2.

2.7 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time, and held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration, but shall, by virtue of the Merger, be automatically cancelled and no longer outstanding, shall cease to exist and shall be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL; provided that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL, such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 2.6(e)), and such Shares shall not be deemed to be Dissenting Shares. The Company shall give prompt notice to Parent and Purchaser of any demands received by the Company for appraisal of any Dissenting Shares, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL, in each case prior to the Effective Time. Parent and Purchaser shall have the right to direct and participate in all negotiations and proceedings with respect to such demands, and the Company shall not, without the prior written consent of Parent and Purchaser, settle or offer to settle, or make any payment with respect to, any such demands, or agree or commit to do any of the foregoing.

2.8 Treatment of Company Equity Awards.

(a) At the Effective Time, each Company Option that is then outstanding and unexercised, whether or not vested and which has a per share exercise price that is less than the Closing Amount (each, an “In the Money Option”), shall be cancelled and converted into the right to receive both (i) a cash payment equal to (A) the excess, if any, of (x) the Closing Amount over (y) the exercise price payable per Share under such In the Money Option, multiplied by (B) the total number of Shares subject to such In the Money Option immediately prior to the Effective Time (without regard to vesting) and (ii) one (1) CVR for each Share subject to such In the Money Option immediately prior to the Effective Time (without regard to vesting).

(b) At the Effective Time, each Company Option other than an In the Money Option that is then outstanding and unexercised, whether or not vested (each, an “Out of the Money Option”), shall be cancelled and converted into the right to receive a cash payment, if any, from Parent with respect to each Share subject to the Out of the Money Option upon the Milestone Payment Date occurring pursuant to the CVR Agreement (or such date after achievement of the Milestone on the terms and conditions set forth in the CVR Agreement as may be required to ensure that such cash payment constitutes a short-term deferral within the meaning of Treasury Regulation 1.409A-1(b)(4)), equal to the amount by which the Per Share Value Paid exceeds the exercise price payable per Share under such Out of the Money Option. For the avoidance of doubt, no payment shall be payable pursuant to this Section 2.8(b) with respect to the Milestone being achieved after expiration of the CVR Agreement. Notwithstanding anything herein to the contrary, any Out of the Money Options with an exercise price payable per Share equal to or greater than $20.00 shall be cancelled at the Effective Time without any consideration payable therefor.

(c) At the Effective Time, each then outstanding Company RSU, whether or not vested, shall be canceled and the holder thereof shall be entitled to receive (i) a cash payment equal to the product of (A) the Closing Amount and (B) the number of Shares subject to such Company RSU and (ii) one (1) CVR for each Share subject to such Company RSU immediately prior to the Effective Time.

(d) At the Effective Time, each then outstanding Company PSU, whether or not vested, shall be canceled and the holder thereof shall be entitled to receive (i) a cash payment equal to the product of (A) the Closing Amount and (B) the number of Shares subject to such Company PSU immediately prior to the Effective Time (determined at the maximum level of performance) and (ii) one (1) CVR for each Share subject to such Company PSU immediately prior to the Effective Time (determined at the maximum level of performance).

(e) As soon as reasonably practicable after the Effective Time (but no later than the second payroll date after the Effective Time) and as soon as practicable following the Milestone Payment Date, if any, Parent shall cause the Surviving Corporation or its Affiliate to, and the Surviving Corporation or its Affiliate, as applicable, shall, pay the aggregate consideration payable pursuant to Sections 2.8(a)(i), 2.8(b), 2.8(c) and 2.8(d), net of any applicable withholding Taxes, payable with respect to In the Money Options, Out of the Money Options, Company RSUs or Company PSUs through, to the extent applicable, the Surviving Corporation’s or its Affiliate’s payroll to the holders of Company Options, Company RSUs and Company PSUs.

(f) Prior to the Effective Time, the Company shall take all actions that it determines to be appropriate or necessary to effect the transactions described in this Section 2.8.

(g) To the extent a payment made pursuant to the timing otherwise set forth in this Section 2.8 would trigger a Tax or penalty under Section 409A of the Code, such payment shall be made on the earliest subsequent date that payment would not trigger such Tax or penalty.

2.9 Treatment of Convertible Preferred. In accordance with Section 7(b) of the Certificate of Designation, each share of Class A-1 Convertible Preferred Stock outstanding immediately prior to the Offer Acceptance Time shall, upon the Offer Acceptance Time, be cancelled without any further action on the part of the Company or the holders thereof, and in consideration for such cancellation, each holder of shares of Class A-1 Convertible Preferred Stock shall automatically receive, for each share of Company Common Stock issuable upon conversion of such shares of Class A-1 Convertible Preferred Stock that would have been issuable had such cancelled shares of Class A-1 Convertible Preferred Stock been converted immediately prior to the Offer Acceptance Time, the same Offer Price receivable by holders of Company Common Stock promptly after the Offer Acceptance Time, subject to any withholding Taxes in accordance with Section 2.6(e). The Company shall take all actions required to ensure compliance with its obligations under the Certificate of Designation and to consummate the treatment of shares of Class A-1 Convertible Preferred Stock in accordance with the preceding sentence of this Section 2.9. Prior to taking any such actions, the Company shall consult with Parent and provide Parent and its counsel with a reasonable opportunity to review and comment on any related notices, filings or other documents in connection therewith.

2.10 Treatment of Company Warrant. In accordance with Section 9(c) of the Company Warrant, upon the Offer Acceptance Time, if the Company Warrant is then outstanding and unexercised, Parent shall cause the Purchaser to assume (i) the obligation under Section 9(c) of the Company Warrant to deliver to the applicable holder of the Company Warrant the same Offer Price receivable by holders of Company Common Stock, and (ii) the other obligations of the Company Warrant. The Company shall take all actions required to ensure compliance with its obligations under the Preferred Stock Purchase Agreement and, if outstanding and unexercised, the Company Warrant and to consummate the treatment of the Company Warrant, in accordance with the preceding sentence of this Section 2.10. Prior to taking any such actions, the Company shall consult with Parent and provide Parent and its counsel with a reasonable opportunity to review and comment on any related notices, filings or other documents in connection therewith.

2.11 Further Action. The Parties agree to take all necessary action to cause the Merger to become effective in accordance with this Section 2 as soon as practicable following the consummation of the Offer without a meeting of the Company’s stockholders, as provided in Section 251(h) of the DGCL. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Purchaser and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take such action.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent, Payor and Purchaser as follows (it being understood that each representation and warranty contained in this Section 3 is subject to (a) exceptions and disclosures set forth in the section or subsection of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 3; (b) any exception or disclosure set forth in any other section or subsection of the Company Disclosure Schedule to the extent it is reasonably apparent on its face from the text of such exception or disclosure that such exception or disclosure is applicable to qualify such representation and warranty; and (c) other than with respect to Sections 3.1, 3.2, 3.3, 3.20, 3.22 and 3.25, disclosure in the Company SEC Documents filed on or after January 1, 2016 and publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC at least three (3) business days prior to the date of this Agreement (other than any disclosure in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Documents or other cautionary, predictive, non-specific or forward-looking statements in any other sections of such Company SEC Documents)):

3.1 Due Organization; Subsidiaries, Etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company’s only Subsidiaries are set forth on Section 3.1 of the Company Disclosure Schedule (the Company and each such Subsidiary, an “Acquired Corporation” and collectively, the “Acquired Corporations”). Each such Subsidiary is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or organization, as applicable. Each Acquired Corporation has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used. Each Acquired Corporation is qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company owns beneficially and of record all of the outstanding capital stock, ordinary shares, other equity interests or other securities of the other Acquired Corporations, free and clear of all Encumbrances and transfer restrictions, except for Encumbrances or transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws. Except for the outstanding capital stock, ordinary shares, other equity interests or other securities of the other Acquired Corporations held by the Company, no Acquired Corporation owns, directly or indirectly, or is party to any Contracts to acquire, directly or indirectly, any capital stock or other equity interests in, or subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire, or other securities convertible into or exchangeable or exercisable for, any capital stock or other equity interests of any Entity.

3.2 Certificate of Incorporation and Bylaws. The Company has delivered or made available to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of each Acquired Corporation, including all amendments thereto, as in effect on the date hereof, and each as so delivered is in full force and effect. No Acquired Corporation is in violation of any material provision thereof.

3.3 Capitalization, Etc.

(a) The total authorized capital stock of the Company consists of: (i) 200,000,000 Shares, of which 83,637,234 Shares had been issued and were outstanding as of the close of business on September 12, 2019 (the “Capitalization Date”); and (ii) 10,000,000 shares of Company Preferred Stock, of which 779,776 shares had been issued and were outstanding as of the close of business on the Capitalization Date, all of which were designated as Class A-1 Convertible Preferred Stock (the “Class A-1 Convertible Preferred Stock”) pursuant to the Certificate of Designation of Preferences, Rights and Limitations as filed with the Secretary of State of the State of Delaware on January 7, 2018 (the “Certificate of Designation”). The total authorized capital stock and ordinary shares, together with all issued and outstanding shares thereof, of the other Acquired Corporations are set forth on Section 3.3(a) of the Company Disclosure Schedule, which shares constitute all of the outstanding capital stock, ordinary shares, other equity interests or other securities of the other Acquired Corporations. All of the outstanding shares of the capital stock of the Company and the outstanding shares of capital stock or ordinary shares of the other Acquired Corporations have been duly authorized and validly issued and are fully paid and nonassessable.

(b) (i) None of the outstanding shares of capital stock or ordinary shares of the Acquired Corporations are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of capital stock or ordinary shares of the Acquired Corporations are subject to any right of first refusal in favor of any Acquired Corporation; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of any Acquired Corporation having a right to vote on any matters on which the stockholders of the Acquired Corporations have a right to vote; and (iv) neither any Acquired Corporation nor, to the knowledge of the Company, any other Person, is party to a Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging, transferring or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock or ordinary shares of the Acquired Corporations. No Acquired Corporation is under any obligation, or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or ordinary shares of the Acquired Corporations or to make any future investment in or capital contribution to any Person. The Shares constitute the only outstanding class of securities of any Acquired Corporation registered under the Securities Act.

(c) As of the close of business on the Capitalization Date: (i) 12,277,758 Shares were subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Plan, (ii) 1,292,995 Shares were subject to issuance pursuant to Company RSUs and Company PSUs granted and outstanding under the Company Equity Plan, (iii) 2,843,683 Shares were reserved for future issuance under Company Equity Plan, (iv) 2,293,113

Shares were reserved for future issuance under the Company ESPP, (v) 19,166,648 Shares were reserved for future issuance upon conversion of the Convertible Senior Notes, and (vi) 8,547,760 Shares were reserved for future issuance upon conversion of the Class A-1 Convertible Preferred Stock (including any shares of Class A-1 Convertible Preferred Stock issuable pursuant to the Company Warrant). As of the close of business on the Capitalization Date, the weighted average exercise price of the Company Options outstanding as of that date was $17.07, the “Conversion Ratio” of the Class A-1 Convertible Preferred Stock, as defined in the Certificate of Designation, was 10:1 and the exercise price per share of Class A-1 Convertible Preferred Stock of the Company Warrant was $137.88. As of the close of business on the Capitalization Date, assuming that the Closing had taken place on such date (and for hypothetical purposes assuming that the trading price of the Shares during the five (5) trading days prior to the Closing is equal to the Closing Amount), the “Conversion Rate” of the Convertible Senior Notes, as defined in the Convertible Senior Notes Indenture, would have been 60.4666, and as of the date of this Agreement, the aggregate outstanding principal amount of the Convertible Senior Notes is $287,500,000. Other than as set forth in this Section 3.3(c), there are no issued, reserved for issuance, outstanding or authorized stock option, stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to any Acquired Corporation. All of the Shares that may be issued pursuant to any of the Company Options, the Company RSUs, the Company PSUs, the Company Equity Plans, the Company ESPP, the Company Warrant, the Preferred Stock Purchase Agreement or the Convertible Senior Notes will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are, or will be when issued, fully paid, nonassessable and free of preemptive rights. The Company has made available to Parent true, accurate and complete copies of each of the Company Warrant, the Company ESPP, the Company Equity Plans and the forms of stock option, restricted stock unit and performance stock unit agreements evidencing any awards under the Company Equity Plans, and in respect of the foregoing forms, other than differences with respect to the number of Shares covered thereby, the grant date, the exercise price, regular vesting schedule and expiration date applicable thereto, no such stock option or restricted stock unit agreement contains material terms that are not consistent with, or are in addition to, such forms. The Company has the requisite authority under the terms of the applicable Company Equity Plan, the applicable award agreements, the Certificate of Designation, the Preferred Stock Purchase Agreement and any other applicable Contract to take the actions contemplated by Sections 2.8, 2.9 and 2.10, and the treatment of the Class A-1 Convertible Preferred Stock, Company Options, Company PSUs, Company RSUs and the Company Warrant contemplated by Sections 2.8, 2.9 and 2.10, respectively, shall, as of the Offer Acceptance Time and the Effective Time, as applicable, be binding on the holders of Company equity awards, the Class A-1 Convertible Preferred Stock and the Company Warrant purported to be covered thereby. From close of business on the Capitalization Date to the execution of this Agreement, the Company has not issued any Shares except pursuant to the exercise of the purchase rights under the Company ESPP, the exercise of Company Options or the settlement of Company RSUs or Company PSUs outstanding as of the Capitalization Date in accordance with their terms.

(d) Section 3.3(d) of the Company Disclosure Schedule sets forth, as of the close of business on the Capitalization Date, each outstanding Company Option, Company RSU and Company PSU and to the extent applicable, (i) the name (or employee identification number) and country of residence (if outside the U.S.) of the holder thereof, (ii) the number of Shares issuable thereunder, (iii) the expiration date, (iv) the exercise price relating thereto, (v)

the grant date, (vi) the amount vested and outstanding and the amount unvested and outstanding, (vii) the Company Equity Plan pursuant to which the award was made, (viii) whether such award is subject to Section 409A of the Code and (ix) for any Company Options, whether such Company Option is an incentive stock option (within the meaning of Section 422 of the Code). Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Board of Directors (or a duly constituted and authorized committee thereof or other authorized designee) and any required stockholder approval by the necessary number of votes or written consents. The Company does not have any liability in respect of any Company Option that was granted with a per share exercise price that was less than the fair market value of a share of Company Common Stock on the applicable Company Option grant date, and the Company has not granted any Company Options that are subject to the provisions of Section 409A of the Code.

(e) Except (w) as set forth in Sections 3.3(a) through (d), (x) for the obligation to issue the Company Warrant and pursuant to the terms of the Company Warrant, (y) for the Class A-1 Convertible Preferred Stock outstanding as of the date of this Agreement or issuable upon exercise of the Company Warrant (and shares of capital stock issuable as a result of accrued dividends or upon the conversion or the exercise thereof, as applicable) and (z) for the Convertible Senior Notes, Company Warrant, Company Options, Company RSUs and Company PSUs outstanding as of the date of this Agreement, there are no: (i) outstanding shares of capital stock of, ordinary shares of, other equity interests in or other securities of any Acquired Corporation; (ii) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit or any other right that is linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock of, ordinary shares of, other equity interests in or other securities of any Acquired Corporation, in each case other than derivative securities not issued by an Acquired Corporation; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of capital stock of, ordinary shares of, other equity interests in or other securities of any Acquired Corporation; (iv) stockholder rights plans (or similar plans commonly referred to as a “poison pill”) or Contracts under which any Acquired Corporation is or may become obligated to sell or otherwise issue any shares of its capital stock ordinary shares, other equity interests or other securities; or (v) Contracts with any Person to which any Acquired Corporation is a party (1) restricting the transfer or otherwise imposing an Encumbrance on any shares of capital stock of, ordinary shares of, other equity interests in or other securities of any Acquired Corporation or (2) affecting the voting rights of any shares of capital stock of, ordinary shares of, other equity interests in or other securities of any Acquired Corporation (including stockholder agreements, voting trusts or similar agreements).

(f) All dividends or distributions on any capital stock of, ordinary shares of, other equity interests in or other securities of any Acquired Corporation that have been declared or authorized have been paid in full (or, in the case of the Class A-1 Convertible Preferred Stock, paid in kind in accordance with the Certificate of Designation).

3.4 SEC Filings; Financial Statements.

(a) Since January 1, 2016, the Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (as supplemented, modified or amended since the time of filing, the “Company SEC Documents”). As of their respective dates, or, if amended prior to the date of this Agreement, as of the date of (and giving effect to) the last such amendment (and, in the case of registration statements and proxy statements, on the date of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2001, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to those Company SEC Documents, and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Company SEC Document that is a registration statement, as amended or supplemented, as applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective prior to the date of this Agreement, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading. As of the date of this Agreement, there are no amendments or modifications to the Company SEC Documents that are required to be filed with (or furnished to) the SEC, but that have not yet been filed with (or furnished to) the SEC. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act.

(b) The financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) have been derived from the accounting books and records of the Acquired Corporations; (ii) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (iii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act); and (iv) fairly presented, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby (subject, in the case of the unaudited financial statements, to the absence of notes and to normal and recurring year-end adjustments that, as applicable, were not or will not be, individually or in the aggregate, material).

(c) The Company has established and maintains, and since January 1, 2016 has maintained, a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15(d)-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Board of Directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2018, and, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, that assessment concluded that those controls were effective. The Company has disclosed, based on the most recent evaluation of internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors (and made available to Parent a summary of the significant aspects of such disclosure, if any) (1) all “significant deficiencies” and “material weaknesses” (as such terms are defined in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement) in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since January 1, 2016, neither any Acquired Corporation nor, to the knowledge of the Company, the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of the internal control over financial reporting utilized by any Acquired Corporation, which is reasonably likely to adversely affect any Acquired Corporation’s ability to record, process, summarize and report financial information; or (B) any fraud, whether or not material, that involves the management or other employees of any Acquired Corporation who have a significant role in any Acquired Corporation’s internal control over financial reporting.

(d) The Acquired Corporations are in compliance, and since January 1, 2016 have been in compliance, in all material respects with the applicable provisions of the Sarbanes-Oxley Act and all applicable rules, regulations and requirements of the SEC.

(e) As of the date of this Agreement, there are no Legal Proceedings pending or, to the knowledge of the Company, threatened, in each case regarding any accounting practices of any Acquired Corporation or any malfeasance by any director or executive officer of any Acquired Corporation. Since January 1, 2016, there have been no internal investigations regarding accounting, auditing or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, chief accounting officer or general counsel of any Acquired Corporation or the Board of Directors, any other board of directors of an Acquired Corporation or any committee of the Board of Directors or any other board of directors of an Acquired Corporation.

(f) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the applicable Company SEC Documents, and the statements contained in such certifications are true and correct. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company does not have, and has not arranged any, outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(g) Since January 1, 2016, (i) no Acquired Corporation has received any written or, to the knowledge of the Company, oral complaint, allegation, assertion or claim regarding accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of any Acquired Corporation, or unlawful accounting or auditing matters with respect to the Company or any of its Subsidiaries and (ii) no attorney representing any Acquired Corporation, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by any Acquired Corporation or any of their respective officers, directors, employees or agents to the Board of Directors or any committee thereof or to the general counsel or chief executive officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act.

(h) The Company has established and maintains, and has since January 1, 2016 maintained, “disclosure controls and procedures” (as defined in and required by Rule 13a-15(e) and 15d-15(e)) under the Exchange Act that are designed to ensure that all information required to be disclosed by the Company in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports. The Company is in compliance, and since January 1, 2016 has been in compliance, in all material respects with all current listing and corporate governance requirements of NASDAQ.

(i) No Acquired Corporation is a party to, nor does it have any obligation or other commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among any Acquired Corporation and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose Entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act) where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any other Acquired Corporation in the Company SEC Documents.

(j) As of the date of this Agreement, the Company has provided Parent with accurate and complete unredacted copies of all documents filed as exhibits to the Company SEC Documents subject to a request to the staff of the SEC for confidential treatment. The Company has not submitted any request for confidential treatment of documents filed as exhibits to the Company SEC Documents that as of the date of this Agreement is currently pending or that has otherwise not been acted upon by staff of the SEC. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company. Prior to the date of this Agreement, to the extent not publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC at least three (3) business days prior to the date of this Agreement, the Company has furnished to Parent complete and correct copies of all comment letters from the SEC since January 1, 2016 through the date of this Agreement with respect to any of the Company SEC Documents, together with all written responses of the Company thereto.

(k) Each document required to be filed by the Company with the SEC in connection with the Offer, including the Schedule 14D-9 (together with any exhibits, amendments or supplements to such documents, the “Company Disclosure Documents”), when filed, distributed or otherwise disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents with the SEC and at the time such Company Disclosure Documents are first distributed or otherwise disseminated, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(l) The information with respect to the Company that the Company furnishes to Parent or Purchaser specifically for use in the Offer Documents, at the time of the filing of and at the time of any distribution or dissemination of the Offer Documents, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company makes no representation with respect to statements made or incorporated by reference in the Company Disclosure Documents based solely on information supplied by or on behalf of Parent or Purchaser for inclusion or incorporation by reference in the Company Disclosure Documents.

(m) All outstanding securities of the Company have been offered, issued and sold, as applicable, in compliance in all material respects with all applicable securities Legal Requirements, including the Securities Act and “blue sky” Legal Requirements.

3.5 Absence of Changes; No Material Adverse Effect.

(a) From June 30, 2019 through the date of this Agreement, (i) except for discussions, negotiations and activities related to this Agreement or other potential strategic transactions, the Acquired Corporations have operated in all material respects in the ordinary course of business consistent with past practice, and (ii) no Acquired Corporation has taken any action or failed to take any action that, if taken or failed to be taken after the date of this Agreement without written consent of Parent, would constitute a breach of Sections 5.2(b)(i), 5.2(b)(ii), 5.2(b)(vi), 5.2(b)(vii), 5.2(b)(xiii), 5.2(b)(xiv), 5.2(b)(xv), 5.2(b)(xvi), 5.2(b)(xviii), 5.2(b)(xix), 5.2(b)(xx) or 5.2(b)(xxi), or a breach of Section 5.2(b)(xxii) solely with respect the foregoing subclauses of Section 5.2(b)).

(b) From December 31, 2018 through the date of this Agreement, there has not occurred any Change that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect.

3.6 Title to Assets. Each Acquired Corporation has good and valid title to all material assets (excluding Intellectual Property Rights) owned by it as of the date of this Agreement, and such assets are, in all material respects, sufficient to carry on the respective businesses of the Acquired Corporations as currently conducted and, with respect to the products currently under development, as proposed to be conducted. All of such assets are owned by the Acquired Corporations free and clear of any Encumbrances (other than Permitted Encumbrances and Out-bound Licenses).

3.7 Real Property.

(a) The Acquired Corporations do not own any real property and, since January 1, 2016, have never owned any real property.

(b) The Acquired Corporations hold good, valid and existing leasehold interests in the real property that is leased or subleased by the Acquired Corporations from another Person (the “Leased Real Property”), free and clear of all Encumbrances other than Permitted Encumbrances. Section 3.7(b) of the Company Disclosure Schedule identifies (i) all of the leases and subleases under which any Acquired Corporation uses or occupies or has the right to use or occupy any Leased Real Property (the “Real Property Leases”) and (ii) each street address applicable to such Leased Real Property. No Acquired Corporation has either received or delivered any written notice regarding any material violation or breach or default under any Real Property Lease related to the Leased Real Property that has not since been cured. No Acquired Corporation’s right to use any Leased Real Property subject to a Real Property Lease has been sublet, assigned or otherwise granted to any third party, nor has any Acquired Corporation pledged, mortgaged or otherwise granted a lien on its leasehold interest in any Leased Real Property. No Acquired Corporation has exercised or given any notice of exercise of, nor has any lessor or landlord exercised or given any notice of exercise by such party of, any option, right of first offer or right of first refusal contained in any such Real Property Lease. Use of the Leased Real Property by the Acquired Corporations for the various purposes for which it is presently being used is permitted as of right under applicable urbanization, zoning and other land use laws and is not subject to “permitted non-conforming” use or structure classifications.

3.8 Intellectual Property; Company IT Assets; Personal Data.

(a) Section 3.8(a) of the Company Disclosure Schedule identifies (i) the name of the applicant or registrant and current owner, (ii) for each Patent, each and every inventor of the inventions covered by such Patent determined in accordance with the law controlling such Patent, (iii) the jurisdiction of application or registration, and (iv) the application or registration number for each item of Registered IP that is Owned IP or material Registered IP exclusively licensed to any Acquired Corporation, identifying the license agreement under which such exclusive license is granted and (v) any material Trademark owned by any Acquired Corporation that is not Registered IP. All such Registered IP and Trademarks are valid, enforceable and subsisting and not abandoned or cancelled. With respect to Registered IP included in the Owned IP, the Acquired Corporations have taken all reasonable steps necessary to maintain such registrations and applications, as applicable, including by payment when due of all maintenance fees and annuities and the filing of all necessary responses, renewals, statements, and certifications. As of the date of this Agreement, no interference, opposition, reissue, reexamination proceeding, inter partes review and other proceeding at a Governmental Body, cancellation proceeding, arbitration, mediation, International Trade Commission investigation or other Legal Proceeding (other than routine examination proceedings with respect to pending applications) is pending or, to the knowledge of the Company, threatened against any Acquired Corporation, in which the scope, validity, enforceability, priority, inventorship or ownership of any Registered IP owned by or exclusively licensed to an Acquired Corporation is being contested or challenged.

(b) The Acquired Corporations are the sole and exclusive owners of all rights, title, and interest in and to all Owned IP, free and clear of all Encumbrances, other than Permitted Encumbrances and Out-bound Licenses. The Acquired Corporations have the right to use and hold for use, all Owned IP, free and clear of all Encumbrances, other than Permitted Encumbrances and Out-bound Licenses. The Acquired Corporations have the right to use and hold for use all Third Party IP pursuant to valid and enforceable In-bound Licenses.

(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to the operation of the Acquired Corporations’ business, the Company IP includes all Intellectual Property Rights necessary, and is sufficient, for the operation of the Acquired Corporations’ business as currently conducted and, with respect to the Epti Product and the anti-PACAP Antibody Product, as proposed to be conducted.

(d) No Company Associate owns or has any valid claim, right (whether or not currently exercisable), title, or interest to or in any Owned IP, and each Company Associate who is or was involved in the creation or development of any material Company IP has signed a valid and enforceable agreement containing an assignment of all Intellectual Property Rights in and to and under any Company IP to an Acquired Corporation and containing confidentiality provisions protecting the Company IP, and to the knowledge of the Company, there is no breach under any such agreement.

(e) Section 3.8(e) of the Company Disclosure Schedule sets forth each Contract of any Acquired Corporation with, or pursuant to which any Acquired Corporation received any funding, facilities or personnel of, any Governmental Body or any university, college, research institute or other educational institution in connection with any research and other activities related to or involving any Owned IP. No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution is being or has been used to create, or participated in or contributed to the creation, in whole or in part, of any Owned IP, except for any such funding or use of facilities or personnel that does not grant, and does not result in or give rise to, any ownership, co-ownership, license (exclusive, non-exclusive, or otherwise), covenant not to sue, covenant not to assert, covenant not to enforce, immunity from liability or Legal Proceeding, option, right of purchase or first or last refusal, claim, right or other Encumbrance (including any march-in and other statutory or regulatory rights) in or to or under any Owned IP, by or for the benefit of any Governmental Body or any such institution.

(f) The Acquired Corporations have taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all Trade Secrets included in the Company IP.

(g) (i) Section 3.8(g)(i) of the Company Disclosure Schedule sets forth each Contract in or under or pursuant to which any Acquired Corporation is granted any license (exclusive, non-exclusive, or otherwise), covenant not to sue, covenant not to assert, covenant not to enforce, immunity from liability or Legal Proceeding, or other right to use or hold any Third Party IP (each an “In-bound License”), and each other Contract pursuant to which an Acquired Corporation has any option or claim to any ownership, license, or other right in or to any Intellectual Property Right of any third party (collectively, “Third Party IP Contracts”), provided that Section 3.8(g)(i) of the Company Disclosure Schedule does not include (1) Contracts for commercially available off-the-shelf, non-customized software which is made available under commercially standardized terms in a nonexclusive click-wrap or shrink-wrap license and for which an Acquired Corporation has payment obligations of less than $150,000 in annual aggregate fees, (2) clinical trial agreements, (3) material transfer agreements for tangible research material, (4) stand-alone non-disclosure agreements, (5) Contracts under which an Acquired Corporation purchased material for research and is granted a non-exclusive license incidental to such purchase to use such materials for such research and (6) Contracts under which non-exclusive licenses are granted to any Acquired Corporation merely incidental to the receipt of services or deliverables that are provided for the internal use of any Acquired Corporation and are not used in the creation or development of any products of the Acquired Corporations, in each case of the preceding clauses (2) through (6), entered into in the ordinary course of business consistent with reasonable practice in biopharmaceutical business; (ii) Section 3.8(g)(ii) of the Company Disclosure Schedule sets forth each Contract in or under or pursuant to which an Acquired Corporation has granted any license (exclusive, non-exclusive, or otherwise), covenant not to sue, covenant not to assert, covenant not to enforce, immunity from liability or Legal Proceeding, option, right of purchase or first or last refusal, claim, right or other Encumbrance in or to or under any Company IP (each an “Out-bound License”), provided that Section 3.8(g)(ii) of the Company Disclosure Schedule does not include (1) non-exclusive Out-bound Licenses contained in clinical trial agreements, (2) non-exclusive Out-bound Licenses contained in material transfer agreements for tangible research material, (3) stand-alone non-disclosure agreements and (4) Contracts under which non-exclusive licenses are granted by an Acquired Corporation to service providers solely incidental to the provision of services by such service providers for the benefit of any Acquired Corporation, and not for (x) any other use by such service providers or (y) the creation or development of any products of the Acquired Corporations, in each case of the preceding clauses (1) through (4), entered into in the ordinary course of business consistent with reasonable practice in biopharmaceutical business; and (iii) Section 3.8(g)(iii) of the Company Disclosure Schedule sets forth each Contract to which any Acquired Corporation is a party that is or includes a clinical trial agreement or a material transfer agreement for tangible research material.

(h) The execution, delivery or performance of this Agreement and the consummation of the Transactions will not (i) cause any Person to acquire, have, or receive any ownership, co-ownership, license (exclusive, non-exclusive, or otherwise), covenant not to sue, covenant not to assert, covenant not to enforce, immunity from liability or Legal Proceeding, option, right of purchase or first or last refusal, claim, right or other Encumbrance in or to or under any Company IP; (ii) give any Person the right to challenge the ownership, validity, or enforceability of, or any right to, any Company IP; (iii) cause any termination, modification, or change, or cause any Person to have the right to terminate, modify, or change, any right in or under any In-bound License or any Out-bound License or any term of any In-bound License or any Out-bound License, including any royalty, fees, or other amount in connection therewith; or (iv) cause any loss or impairment of any ownership or right in or to any Company IP.

(i) Except as would not reasonably be expected to be, individually or in the aggregate, material to the operation of the Acquired Corporations’ business, the operation of the Acquired Corporations’ business, as currently conducted and, with respect to the Epti Product and the anti-PACAP Antibody Product, as proposed to be conducted, does not and will not infringe, misappropriate, dilute, or otherwise violate any Intellectual Property Rights owned by any other Person. No Legal Proceeding is pending (or, to the knowledge of the Company, is being threatened) against an Acquired Corporation relating to any actual, alleged, or suspected infringement, misappropriation, dilution or other violation of any Intellectual Property Rights of another Person and since May 7, 2014, no Acquired Corporation has received any written notice or other written communication relating to any actual, alleged or suspected infringement, misappropriation, dilution, or other violation of any Intellectual Property Right of another Person by an Acquired Corporation.

(j) To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Owned IP. No Legal Proceeding is pending or has been threatened in writing by an Acquired Corporation relating to any actual, alleged or suspected infringement, misappropriation, dilution or other violation of any Company IP.

(k) None of the Owned IP is subject to any pending or outstanding injunction, directive, order, judgment, settlement, forbearance to sue, consent ruling or other disposition of dispute that adversely restricts the use, transfer, or licensing of any such Owned IP by an Acquired Corporation, or otherwise adversely affects the validity, scope, use, registrability or enforceability of any Owned IP.

(l) The consummation of the Transactions will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company IP.

(m) No Acquired Corporation is a “covered entity” or is engaging in activities that make it a “business associate” as those terms are defined in the Health Insurance Portability and Accountability Act and the regulations promulgated thereunder and codified at 45 C.F.R. Parts 160 and 164 (collectively, “HIPAA”), except the Company is such a covered entity solely with respect to its self-insured health plan. No Acquired Corporation is under investigation by any Governmental Body for a violation of HIPAA. Each Acquired Corporation has Processed all Personal Data in compliance in all material respects with applicable Legal Requirements, including any and all Legal Requirements relating to such Processing, and has required all third parties Processing any Personal Data on behalf of such Acquired Corporation to do the same through valid and enforceable agreements. Each Acquired Corporation has taken reasonable measures to ensure that all third parties Processing any Personal Data on behalf of such Acquired Corporation have complied with any such third party’s applicable contractual obligations in connection therewith, including periodic audits of such third party. The Acquired Corporations have in all material respects complied with all promises or obligations with regard to Personal Data, including those provided in any privacy policies or statements set out on Internet websites, mobile applications or similar assets, relating to (i) the privacy of users of such websites, applications or similar assets or (ii) the collection, storage, use, transfer and any other Processing of any Personal Data collected or used by the Acquired Corporations or maintained by third parties, to the extent required under any applicable Contract.

(n) The Company IT Assets operate and perform in a manner that permits the Acquired Corporations to conduct their business as currently conducted in all material respects and are sufficient for the Acquired Corporations’ business. To the knowledge of the Company, no Person has gained unauthorized access to the Company IT Assets. The Acquired Corporations take commercially reasonable actions, consistent with current industry standards in biopharmaceutical business, to protect the confidentiality, integrity and security of the Company IT Assets (and all information and transactions stored or contained therein or transmitted thereby, including Personal Data) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable (i) data backup, (ii) disaster avoidance and recovery procedures and (iii) business continuity procedures, in each case consistent with industry practices in biopharmaceutical business. No Personal Data Processed by the Acquired Corporations, or to the knowledge of the Company, Processed by any third party on behalf of the Acquired Corporations, has been (1) accessed, modified or altered without authorization or (2) lost, stolen, corrupted or otherwise misused, and no Acquired Corporation has delivered, whether voluntarily or under any Legal Requirement, notice to any Person of any event set forth in the preceding clauses (1)  and (2).

3.9 Contracts.

(a) Section 3.9(a) of the Company Disclosure Schedule identifies each Contract to which any Acquired Corporation is a party, or by which it is bound, that constitutes a Material Contract as of the date of this Agreement. For purposes of this Agreement, each of the following to which any Acquired Corporation is a party or by which it is bound as of the date of this Agreement constitutes a “Material Contract”:

(i) any Contract that is a settlement, conciliation or similar Contract with or approved by any Governmental Body and pursuant to which (1) an Acquired Corporation will be required after the date of this Agreement to pay any monetary obligations or (2) that contains material obligations or limitations on such Acquired Corporation’s conduct;

(ii) any Contract (1) that purports to materially limit the freedom or right of any Acquired Corporation to engage in any line of business, to make use of any material Company IP or to compete with any other Person in any location or line of business, (2) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by any Acquired Corporation or (3) containing exclusivity obligations or otherwise purports to materially limit the freedom or right of any Acquired Corporation to sell, distribute or manufacture any products or services for any other Person;

(iii) any Contract that requires by its terms or is reasonably expected to require the payment or delivery of cash or other consideration to any Acquired Corporation in an amount having an expected value in excess of $1,000,000 in the fiscal year ending December 31, 2019 or by any Acquired Corporation in an amount having an expected value in excess of $1,000,000 in the fiscal year ending December 31, 2019 and in each case which cannot be cancelled by such Acquired Corporation without penalty or further payment without more than ninety (90) days’ notice;

(iv) any Contract relating to Indebtedness in excess of $50,000 (whether incurred, assumed, guaranteed or secured by any asset) of any Acquired Corporation;

(v) any Contract with any Person constituting a joint venture, collaboration, development, partnership or similar profit sharing arrangement;

(vi) any Contract (excluding any Employee Plan) that by its express terms requires an Acquired Corporation, or any successor to, or acquirer of, an Acquired Corporation, to make any payment to another Person as a result of a change of control of such Acquired Corporation (a “Change of Control Payment”) or gives another Person a right to receive or elect to receive a Change of Control Payment;

(vii) any Contract that prohibits the declaration or payment of dividends or distributions in respect of the capital stock, ordinary shares, other equity interests or other securities of an Acquired Corporation, the pledging of the capital stock, ordinary shares, other equity interests or other securities of an Acquired Corporation or the issuance of any guaranty by an Acquired Corporation;

(viii) (1) any In-bound License listed (or required to be listed) on Section 3.8(g)(i) of the Company Disclosure Schedule, (2) Third Party IP Contracts listed (or required to be listed) on Section 3.8(g)(i) of the Company Disclosure Schedule, (3) any Out-bound License or listed (or required to be listed) on Section 3.8(g)(ii) of the Company Disclosure Schedule and (4) any Contract listed (or required to be listed) on Section 3.8(g)(iii) of the Company Disclosure Schedule;

(ix) any Contract pursuant to which the Company has continuing obligations or interests involving (1) the achievement of regulatory or commercial milestones or other similar contingent payments in excess of $500,000 or (2) payment of royalties or other amounts calculated based upon any revenues or income of the Company, in each case that cannot be terminated by the Company without penalty or further payment without more than ninety (90) days’ notice;

(x) each Contract related to the acquisition or divestiture of a business or material assets that contains continuing representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations);

(xi) any stockholders, investors rights, registration rights or similar Contract;

(xii) any Contract addressing the employment of any individual with any Acquired Corporation with base compensation or payments in excess of $250,000 per annum that is not terminable upon notice of thirty (30) days or less;

(xiii) any Contract providing for the retention, engagement or termination of any temporary agency employee, consultant or other independent contractor of any Acquired Corporation with compensation or payments in excess of $250,000 per annum that is not terminable upon notice of thirty (30) days or less;

(xiv) any Contract which provides for a loan or advance of any amount to any employee of the Company or any temporary agency employee, consultant or other independent contractor of the Company or any of its Subsidiaries;

(xv) any Contract that relates to any swap, forward, future, or other similar derivative transaction with a notional value in excess of $50,000;

(xvi) any Contract that provides for indemnification by any Acquired Corporation of any current or former officer, director or employee;

(xvii) any Contract between any Acquired Corporation and any Governmental Body;

(xviii) any material Real Property Lease;

(xix) any material supply, manufacturing or contract manufacturing Contract;

(xx) any other Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act; and

(xxi) any Contract with any Related Party.

(b) As of the date of this Agreement, the Company has either delivered or made available to Parent a true, accurate and complete copy of each Material Contract. Neither any Acquired Corporation nor, to the knowledge of the Company, any other party to a Material Contract is in material breach of, or material default under, any Material Contract and neither any Acquired Corporation nor, to the knowledge of the Company, any other party to a Material Contract has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract. Each

Material Contract is, with respect to each Acquired Corporation and, to the knowledge of the Company, the other party thereto, a valid and binding agreement in full force and effect, enforceable in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles. Since January 1, 2016, none of the Acquired Corporations have received or delivered any oral or written notice regarding any material violation or breach or default under any Material Contract that has not since been cured.

3.10 Liabilities. The Acquired Corporations do not have any liabilities of any nature (whether accrued, absolute, contingent or otherwise), whether or not required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except for: (a) liabilities reflected or reserved against in the financial statements or notes thereto as of June 30, 2019 included in the Company SEC Documents filed with the SEC and publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC prior to the date of this Agreement; (b) liabilities or obligations expressly permitted or contemplated by the terms of this Agreement; (c) liabilities for performance of obligations under Contracts binding upon the Acquired Corporations (other than relating to any breach thereof or default thereunder, any noncompliance with any Legal Requirement, Governmental Authorization or Consent of any Person or any Legal Proceeding) either delivered or made available to Parent prior to the date of this Agreement or entered into in the ordinary course of business consistent with past practice; (d) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2019; and (e)  liabilities that are not, and would not reasonably be expected to be, material to the Acquired Corporations, taken as a whole.

3.11 Compliance with Legal Requirements. The Acquired Corporations are, and since January 1, 2016 have been, in compliance in all material respects with all applicable Legal Requirements and, since January 1, 2016, no Acquired Corporation has been given or received written notice of, or been charged with, or, to the knowledge of the Company, been threatened with being in, any material violation of any applicable Legal Requirement.

3.12 Regulatory Matters.

(a) The Acquired Corporations have filed with the applicable regulatory authorities (including the FDA or any other Governmental Body performing functions similar to those performed by the FDA) all material required filings, applications, licenses, declarations, listings, registrations, reports or submissions, including but not limited to adverse event reports and have otherwise complied with all material requirements of applicable regulatory authorities relating to such filings, applications, licenses, declarations, listings, registrations, reports or submissions. All such filings, applications, licenses, declarations, listings, registrations, reports or submissions were in material compliance with applicable Legal Requirements when filed, and no deficiencies have been asserted in writing by any applicable Governmental Body with respect to any such filings, applications, licenses, declarations, listings, registrations, reports or submissions. Copies provided to Parent of such filings, applications, licenses, declarations, listings, registrations, reports or submissions are true, accurate and complete.

(b) The Acquired Corporations hold all Regulatory Permits required for their business as currently conducted, and each such Regulatory Permit is valid and is in full force and effect. The Acquired Corporations are in material compliance in all respects with the terms and requirements of such Regulatory Permits. Since May 7, 2014, no deficiencies have been asserted in writing or in any other communication by, or from, any applicable Governmental Body with respect to any Regulatory Permits of the Acquired Corporations nor have the Acquired Corporations withdrawn requests for government action or ceased certain activities based on any such communications.

(c) Since May 7, 2014, the Acquired Corporations have not received any written notice from a Governmental Body that any of their products are misbranded as defined in 21 U.S.C. § 352 or adulterated as defined in 21 U.S.C. § 351, or otherwise prohibited from clinical, investigational, importation, or commercial use pursuant to the FDCA, or as defined in comparable Legal Requirements in any jurisdiction.

(d) All nonclinical and clinical investigations sponsored by or on behalf of the Acquired Corporations have been and are being conducted in material compliance with applicable Legal Requirements, rules, regulations, guidances and guidelines, including Good Clinical Practices requirements and federal and state laws, rules, regulations, guidances and guidelines restricting the use and disclosure of individually identifiable health information. The Acquired Corporations own or have the right to use all data collected in the course of such clinical trials, including the right to use such data in submissions to the FDA or any other Governmental Body performing functions similar to those performed by the FDA. The Company has the right to transfer (including transfer of the right to use) all data collected in the course of such clinical trials to Parent. No Acquired Corporation has received any written notice or other correspondence from the FDA or any other Governmental Body performing functions similar to those performed by the FDA requiring or recommending the termination, suspension or material modification of such nonclinical and clinical investigations.

(e) No Acquired Corporation has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Body, (ii) failed to disclose a material fact required to be disclosed to the FDA or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA or other Governmental Body to take enforcement action or otherwise deny or limit review of submissions or other information submitted to such authority. No Acquired Corporation nor, to the knowledge of the Company, any officers, employees, or agents of the Company has been suspended or debarred or convicted of any crime or engaged in any conduct or under investigation or notification of investigation into conduct that would reasonably be expected to result in (1) debarment under 21 U.S.C. § 335a or any similar Legal Requirement or (2) exclusion under 42 U.S.C. § 1320a-7 or any similar Legal Requirement.

(f) Each Acquired Corporation is, and since May 7, 2014, has been in compliance, in each case, in all material respects with all pharmaceutical- and healthcare-related Legal Requirements applicable to the operation of its business, including (i) the FDCA; (ii) the Public Health Services Act (42 U.S.C. § 262) and the regulations, rules, guidances and guidelines promulgated thereunder; (iii) the Health Insurance Portability and Accountability Act of 1996, the Health Information and Technology for Economic and Clinical Health Act, and the

regulations and rules promulgated pursuant thereto; (iv) those Legal Requirements pertaining to programs or systems regarding the conduct of clinical studies, product quality, chemistry, release testing, in-process controls, manufacturing, notification of facilities and products, corporate integrity, pharmacovigilance, conflict of interest and any other aspects involved in the development and eventual marketing of a biopharmaceutical, including current Good Manufacturing Practice Requirements, Good Laboratory Practice Requirements, Good Clinical Practice Requirements, establishment registration and product listing requirements, requirements applicable to the debarment of individuals, requirements applicable to the conflict of interest of clinical investigators and Adverse Drug Reaction Reporting requirements; (v) the federal Medicare and Medicaid statutes or other federal health insurance programs; (vi) conditions or requirements set forth in grants or contracts funded by any Governmental Body; and (vii) Legal Requirements the violation of which is cause for exclusion from any federal health care program or denial of funding under federal grant or contract programs (all pharmaceutical- and healthcare-related Legal Requirements, collectively, “Pharmaceutical Legal Requirements”). No Acquired Corporation is subject to any pending enforcement, regulatory or administrative Proceedings against such Acquired Corporation alleging non-compliance with any Pharmaceutical Legal Requirement, and to knowledge of the Company, no such enforcement, regulatory or administrative Proceeding has been threatened.

(g) Since January 1, 2016, no Acquired Corporation has been notified by any Governmental Body of any failure (or any investigation with respect thereto) by it or any partner, representative, agent, licensor, licensee, contract manufacturing organization, contract research organization, clinical trial investigator, clinical trial site, partner or distributor to comply with, or maintain systems and programs to ensure compliance with, any Pharmaceutical Legal Requirement, in each case with respect to any product or product candidates of any Acquired Corporation, except for such failures or investigations which would not reasonably be expected to, individually or in the aggregate, be material to the Acquired Corporations.

(h) Prior to the date of this Agreement, the Company has delivered to Parent all material data and other material information known to the Company with respect to the products under development by the Acquired Corporations, including the quality, safety or efficacy thereof.

3.13 Certain Business Practices.

(a) No Acquired Corporation nor any of its Representatives (in each case, acting in the capacity of a Representative of such Acquired Corporation) has (i) used any material funds (whether of an Acquired Corporation or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made or offered to make any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (iii) accepted any unlawful payments or (iv) violated any provision of any Anti-Corruption Laws or any rules or regulations promulgated thereunder, anti-money laundering laws or any rules or regulations promulgated thereunder or any applicable Legal Requirement of similar effect. Since January 1, 2014, no Acquired Corporation has received any written communication from a Governmental Body that alleges any of the foregoing. Each Acquired Corporation has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Acquired Corporation as required by Anti-Corruption Laws in all material respects. Each Acquired Corporation has instituted and maintains policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws. As of the date of this Agreement, no officer, director or employee of any Acquired Corporation is a government official.

(b) No Acquired Corporation, nor any of its directors, officers or employees, (i) is a Sanctioned Person, (ii) has in the past five (5) years engaged in, has any plan or commitment to engage in, direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of the Company, except pursuant to a license from the United States, or (iii) has in the past five (5) years violated, or engaged in any conduct sanctionable under, any Sanctions Law, nor to the knowledge of the Company, been the subject of an investigation or allegation of such a violation or sanctionable conduct.

3.14 Governmental Authorizations. The Acquired Corporations hold all material Governmental Authorizations necessary to enable the Acquired Corporations to conduct their business in the manner in which such business is currently being conducted and under any applicable Legal Requirements. The material Governmental Authorizations held by the Acquired Corporations are valid and in full force and effect. The Acquired Corporations are, and have been since January 1, 2016, in compliance, in all material respects with the terms and requirements of such Governmental Authorizations. Since January 1, 2016, no Acquired Corporation has been given written notice of, or been charged with, or, to the knowledge of the Company, been threatened with, any suspension, cancellation, withdrawal or revocation thereof of any such Governmental Authorization.

3.15 Tax Matters.

(a) (i) Each of the material Tax Returns required to be filed by or on behalf of an Acquired Corporation with any Governmental Body on or before the Closing Date (the “Company Returns”) have been or will be filed on or before the applicable due date (taking into account any extensions of such due date), and have been, or will be when filed, prepared in accordance with all applicable Legal Requirements and are true, correct and complete in all material respects, and (ii) all Taxes shown as due on the Company Returns and all material Taxes otherwise due and payable by an Acquired Corporation (whether or not shown on the Company Returns) or required to be withheld on or before the Closing Date have been or will be paid or withheld and timely paid to the relevant Governmental Body.

(b) All Taxes that each Acquired Corporation is required by Legal Requirement to withhold or collect, including sales and use Taxes and amounts required to be withheld or collected in connection with any amount paid or owing to any employee, independent contractor, creditor, stockholder, or other Person, have been duly withheld or collected. To the extent required by an applicable Legal Requirement, all such amounts have been paid over to the proper Governmental Body or, to the extent not yet due and payable, are held in separate bank accounts for such purpose.

(c) The most recent balance sheet included in the Company SEC Documents filed prior to the date of this Agreement reflects adequate accruals and reserves for all material liabilities of the Acquired Corporations for Taxes with respect to all periods through the date thereof in accordance with GAAP. Each Acquired Corporation shall establish or has established, in the ordinary course of business consistent with past practice, reserves adequate for the payment of all material unpaid Taxes not yet due by such Acquired Corporation for the period from the date of such balance sheet through the Closing Date.

(d) As of the date of this Agreement, (i) there are no examinations, audits or other proceedings now pending or threatened in writing by any Governmental Body against any Acquired Corporation in respect of any material Taxes and (ii) since January 1, 2015, no written claim has been received by any Acquired Corporation from any Governmental Body in any jurisdiction where each Acquired Corporation, as applicable, does not file Tax Returns that such Acquired Corporation is or may be subject to Taxes in that jurisdiction. The Acquired Corporations have delivered or made available to Parent accurate and complete copies of all material audit reports and similar documents (to which the Acquired Corporations have access) relating to Company Returns which have been requested by Parent. As of the date of this Agreement, no extension or waiver of the statute of limitation period applicable to any material Company Returns has been granted and is currently in effect.

(e) As of the date of this Agreement, no Legal Proceeding involving the IRS or any other Governmental Body is pending or has been threatened in writing against or with respect to any Acquired Corporation in respect of any material Tax, and no deficiency of any material Taxes has been proposed, asserted or assessed in writing by any Governmental Body against any Acquired Corporation that has not been paid.

(f) For taxable years for which the applicable statute of limitations for an assessment of Taxes has not expired, no Acquired Corporation (i) has been a member of a group that files affiliated, consolidated, combined, joint, unitary or similar Tax Returns (other than an affiliated group within the meaning of Section 1504(a) of the Code, the common parent of which is or was the Company or another Acquired Corporation), and (ii) has any material liability for the Taxes of any other Person (other than the Acquired Corporations) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. law), or as a transferee or successor or otherwise (other than pursuant to agreements not primarily related to Taxes and entered into in the ordinary course of business).

(g) During the two (2)-year period ending on the date hereof, none of the Acquired Corporations has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(h) No Acquired Corporation has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) The Acquired Corporations will not be required to include any item of income in, or exclude any item of deduction from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date as a result of transactions or events occurring, or accounting methods employed, prior to the Closing,

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing, (iv) prepaid amount received prior to the Closing, (v) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) or (vi) election under Section 108(i) of the Code made prior to the Closing.

(j) No Acquired Corporation (i) is party to or bound by any Tax allocation or Tax sharing agreement with any Person, other than any agreement not primarily related to Taxes and entered into in the ordinary course of business, (ii) has requested, received, or entered into any ruling, loss determination, or advance pricing contract relating to Taxes, (iii) is bound by, has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) or (iv) has made an election under Section 965(h) of the Code.

(k) There are no Encumbrances with respect to Taxes upon any of the assets or properties of any Acquired Corporation, other than Permitted Encumbrances.

(l) Section 3.15(l) of the Company Disclosure Schedule sets forth the U.S. federal income tax classification of each of the Acquired Corporations, as determined under Treasury Regulations Section 301.7701-3. Each Acquired Corporation has been classified as identified on Section 3.15(l) of the Company Disclosure Schedule at all times during the sixty (60) month period ending on the Closing Date.

(m) Each Acquired Corporation is in compliance with all material abandoned or unclaimed property or escheat Legal Requirements.

(n) Section 3.15(n) of the Company Disclosure Schedule sets forth (i) the amount of each material Tax Asset of the Acquired Corporations, in each case as of December 31, 2018 (after taking into account, for the avoidance of doubt, the determination of taxable income and utilization of any such Tax Assets for taxable periods ending on or before December 31, 2018), and (ii) the annual limitations under Section 382, Section 383, and Section 384 of the Code, or analogous provisions of state tax law, that apply to such Tax Assets immediately prior to the date hereof.

3.16 Employee Matters; Benefit Plans.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and, to the knowledge of the Company, no such collective bargaining agreement or other Contract is currently being negotiated. Since January 1, 2016, there has not been any strike, lockout, slowdown, work stoppage, material labor dispute or union organizing activity, or any threat thereof, by any employees of the Company or its Subsidiaries with respect to their employment with the Company or its Subsidiaries. Since January 1, 2016, the Company has complied in all material respects with all applicable Legal Requirements related to employment and labor matters, including fair employment practices, wages, hours, classification of employees as exempt and non-exempt, classification of independent contractors and other contingent workers, discrimination, harassment, immigration, workers’ compensation, employee health and safety, collective bargaining, terminations, reductions-in-force and plant closures. No material Legal Proceeding relating to employment or labor matters is pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries.

(b) The Company has either delivered or made available to Parent prior to the execution of this Agreement a list setting forth all current U.S. employees including for each such individual, as applicable: employee identification number, employing or engaging entity, work location, base salary or wage rate, exempt or non-exempt status, incentive compensation and visa and green card application status. To the knowledge of the Company, no employee or independent contractor is a party to, or is otherwise bound by, any Contract that materially adversely affects or restricts the performance of such individual’s duties for the Company or any of its Subsidiaries. The employment of each U.S. employee of the Company or any of its Subsidiaries is terminable at-will. To the knowledge of the Company, no current employee of the Company or any of its Subsidiaries at the level of Vice President or above has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Company within the next twelve (12) months. No employee of the Company or any of its Subsidiaries has a principal place of employment outside the United States or is subject to the labor and employment laws of any country other than the United States.

(c) Section 3.16(c) of the Company Disclosure Schedule sets forth an accurate and complete list of the Employee Plans (other than any equity grant notices and related documentation). To the extent applicable, the Company has either delivered or made available to Parent prior to the execution of this Agreement with respect to each Employee Plan accurate and complete copies of: (i) all plan documents and all amendments thereto, and all related trust or other funding documents, and in the case of unwritten Employee Plans, written descriptions thereof, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS or the United States Department of Labor, (iii) the most recent annual actuarial valuation, if any, and the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), (iv) the most recent summary plan descriptions and any material modifications thereto, (v) the most recent nondiscrimination tests required to be performed under the Code (including 401(k) and 401(m) tests) for each Employee Plan, and (vi) all material correspondence to or from the IRS, the Department of Labor or any other Governmental Body with respect to an Employee Plan.

(d) Neither the Company nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to (i) a plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan,” each as defined in Section 4001 of ERISA, (ii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (iii) a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits (such disclosure to include the amount of any such funding), or (iv) a multiple employer plan (as defined in Section 4063 or 4064 of ERISA). Each Employee Plan that provides health, life or other welfare or welfare-type benefits is fully insured by a third party insurance company.

(e) Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code on which the Company is currently entitled to rely, each such Employee Plan has timely adopted all currently effective amendments to the Code, and there are no existing circumstances or any events that have occurred that would reasonably be expected to materially and adversely affect the qualified status of any such Employee Plan. Each of the Employee Plans is now and has been maintained, operated and administered in compliance in all material respects with its terms and all applicable Legal Requirements, including but not limited to ERISA and the Code. Each of the Company and its Subsidiaries is in compliance in all material respects with ERISA, the Code and all other applicable Legal Requirements applicable to the Employee Plans. No actions, investigations, suits or claims with respect to any Employee Plan are pending or, to the knowledge of the Company, threatened, and there are no facts that reasonably would be expected to give rise to any such actions, suits or claims against any Employee Plan (including, to the knowledge of the Company, any fiduciary with respect to an Employee Plan) or the assets of an Employee Plan, other than routine claims for benefits. The Company is not and could not reasonably be expected to be subject to either a material liability pursuant to Section 502 of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code. Prior to the Closing Date, the Company shall have made all contributions required to be made to or with respect to each Employee Plan as of the Closing Date and paid or accrued all liabilities required to be paid or accrued on account of any Employee Plan in existence on or before the Closing Date.

(f) Except to the extent required under Section 601 et seq. of ERISA or 4980B of the Code (or any other similar state or local Legal Requirement), neither the Company nor any Employee Plan has any present or future obligation to provide post-employment welfare benefits to or make any payment to, or with respect to, any present or former employee, officer or director of the Company or its Subsidiaries pursuant to any post-termination or retiree medical benefit plan or other post-termination or retiree welfare plan.

(g) Except as provided in Section 2.8, the consummation of the Transactions (including in combination with other events or circumstances) will not (i) entitle any current or former employee, director, officer, independent contractor or other service provider of the Company or its Subsidiaries to severance pay, unemployment compensation or any other material payment, (ii) accelerate the time of payment or vesting, or materially increase the amount of, compensation or benefits due to any such employee, director, officer, independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any material assets to fund any benefits under any Employee Plan, (iv) otherwise give rise to any material liability under any Employee Plan, (v) limit or restrict the right to amend, terminate or transfer any material assets of any Employee Plan on or following the Effective Time or (vi) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in 280G(b)(1) of the Code.

(h) Each Employee Plan or other Contract that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder. The Company has no obligation to gross-up, indemnify or otherwise reimburse any current or former service provider to the Company for any tax incurred by such service provider pursuant to Section 409A of the Code or otherwise. Each outstanding Company Option has an exercise price equal to or above the fair market value on the date of grant (within the meaning of Section 409A of the Code) and is otherwise not subject to Section 409A of the Code.

(i) Each Company health plan is in compliance with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively, the “2010 Health Care Law”). The operation of each such plan has not resulted in the incurrence of any penalty or the imposition of any tax on the Company or any ERISA Affiliate pursuant to the 2010 Health Care Law.

3.17 Environmental Matters.

(a) The Acquired Corporations are and have been in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Governmental Authorizations required under Environmental Laws for the operation of their business and occupation of the Leased Real Property.

(b) As of the date of this Agreement, there is no material Legal Proceeding relating to or arising under any Environmental Law that is pending or, to the knowledge of the Company, threatened against any Acquired Corporation or in respect of the operation of their business, any Leased Real Property, or any other property or facility currently or previously owned, operated or used by any Acquired Corporation.

(c) No Acquired Corporation has received any written notice, report or other information of or entered into any legally binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved material violations, liabilities or requirements on the part of any Acquired Corporation relating to or arising under Environmental Laws.

(d) No Acquired Corporation has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, generated, manufactured, distributed, exposed any Person to or Released any Hazardous Materials, and, to the knowledge of the Company, no third party has Released or disposed of Hazardous Materials, at, on, or under the Leased Real Property or any other property or facility currently or previously owned, operated or used by any Acquired Corporation, in each case in a manner that has given rise to, or could reasonably be expected to give rise to, any material liability under any Environmental Law.

(e) To the knowledge of the Company, there are and have been no Hazardous Materials present or Releases on, at, under or from any property or facility, including the Leased Real Property, in a manner and concentration that has resulted or would reasonably be expected to result in any material claim against or liability of an Acquired Corporation under any Environmental Law.

(f) No Acquired Corporations has assumed, undertaken, or otherwise become subject to, either contractually or by operation of law, any material liability or obligations of another Person arising under or relating to Environmental Laws.

3.18 Insurance. The Company has delivered or made available to Parent a true, accurate and complete copy of all material insurance policies relating to the business, assets and operations of the Acquired Corporations. The Acquired Corporations maintain insurance coverage in such amounts and covering such risks as are in accordance in all material respects with normal industry practice for companies of similar size and stage of development. All such insurance policies are in full force and effect, no notice of cancellation or material modification has been received (other than a notice in connection with ordinary renewals), and there is no existing material default or event which, with the giving of notice or lapse of time or both, would constitute a material default, by any insured thereunder. As of the date of this Agreement, there is no material claim pending under any of the Company’s insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

3.19 Legal Proceedings; Orders.

(a) There are no Legal Proceedings pending (or, to the knowledge of the Company, threatened) against any Acquired Corporation or, to the knowledge of the Company, against any present or former officer, director or employee of an Acquired Corporation in such individual’s capacity as such.

(b) No Acquired Corporation is subject to any material continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any material order, writ, judgment, injunction, decree, determination or award of any Governmental Body.

(c) No material investigation or review by any Governmental Body with respect to an Acquired Corporation is pending or, to the knowledge of the Company, is being threatened.

3.20 Authority; Binding Nature of Agreement; No Vote. The Company has all requisite corporate power and authority to execute and deliver and to perform its obligations under this Agreement and to consummate the Transactions. Except for the filing of the certificate of merger with the Secretary of State of the State of Delaware, no other corporate actions or proceedings on the part of the Company are necessary to authorize the execution and delivery of and performance under this Agreement and the consummation of the Transactions. Prior to the date of this Agreement, at a meeting duly called, convened and held in accordance with the certificate of incorporation and bylaws of the Company, the Board of Directors unanimously (a) determined that this Agreement and the Transactions, including the Offer and the Merger, are fair to, and in the best interest of, the Company and its stockholders, (b) declared it advisable to enter into this Agreement, (c) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, (d) resolved that the Merger shall be effected pursuant to Section 251(h) of the DGCL and (e) resolved to recommend that the stockholders of the Company tender their Shares to Parent or Purchaser, as applicable, pursuant to the Offer, and to include the Company Board Recommendation in the Schedule 14D-9 when filed with the SEC and disseminated to the Company’s stockholders, which resolutions, subject to Section 6.1, have not been subsequently amended, withdrawn or modified, as of the date of this Agreement. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Purchaser, this Agreement constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles. Following the Offer Acceptance Time, assuming satisfaction of the Minimum Condition, no vote of any holders of any shares of capital stock, ordinary shares, other equity interests or other securities of the Company, including any holders of Shares, Class A-1 Convertible Preferred Stock or, if issued and outstanding, the Company Warrant, is necessary to authorize or adopt this Agreement or to consummate the Transactions.

3.21 Takeover Laws. Assuming the accuracy of the representations and warranties of Parent and Purchaser set forth in Section 4.8, the Board of Directors has taken and will take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL and any other Takeover Law are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Support Agreement and the CVR Agreement and to the consummation of the Offer, the Merger and the other Transactions.

3.22 Non-Contravention; Consents.

(a) The execution, delivery and performance of this Agreement by the Company, and the consummation of the Transactions by the Company, will not: (i) cause a violation of any of the provisions of the certificate of incorporation or bylaws (or other organizational documents) of any Acquired Corporation; (ii) assuming the Consents, filings and notices referenced in Section 3.22(b) are obtained or made, as applicable, cause a violation by any Acquired Corporation of any Legal Requirement, order or Consent applicable to an Acquired Corporation, or to which an Acquired Corporation is subject; (iii) require any Consent or notice under, conflict with, result in breach of, or constitute a default under (or an event that with notice or lapse of time or both would become a default), or give rise to any right of purchase, termination, amendment, cancellation, acceleration or other adverse change of any right or obligation or the loss of any benefit to which an Acquired Corporation is entitled under, any provision of any Contract or Real Property Lease; or (iv) result in an Encumbrance (other than a Permitted Encumbrance) on any of the property or assets of any Acquired Corporation, except in the case of clauses (ii), (iii) and (iv), as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except for the filing of the certificate of merger with the Secretary of State of the State of Delaware or as may be required by the Exchange Act (including the filing with the SEC of the Schedule 14D-9 and such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions), the DGCL, the HSR Act and any filing, notification or approval in any foreign jurisdiction required by Antitrust Laws (if any) and the rules and regulations of the SEC and NASDAQ, the Acquired Corporations are not required to give notice to, make any filing with, or obtain any Consent from any Governmental Body at any time prior to the Closing in connection with the execution, delivery and performance of this Agreement by the Company, or the consummation by the Company of the Merger or the other Transactions, except those that the failure to make or obtain has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The information provided by the Company to Parent in connection with its review and evaluation of matters relating to Section 721 of the Defense Production Act of 1950, as amended by the Foreign Investment and National Security Act of 2007 and the Foreign Investment Risk Review Modernization Act of 2018, and as implemented by Executive Order 11858, as amended, and regulations at 31 C.F.R. Part 800, is accurate and complete in all material respects as of the date of this Agreement.

3.23 Affiliate Transactions. No (a) present or former executive officer or director of the Company, (b) beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 5% or more of the Shares or (c) Affiliate or “associate” or any member of the “immediate family” (as “associate” or “immediate family member” are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any Person described in the foregoing clauses (a) or (b) (each of the foregoing, a “Related Party”) is a party to or has engaged in any material transaction, agreement, commitment, arrangement or understanding with the Company since January 1, 2016, excluding any employment or similar agreement, confidentiality agreement, invention assignment agreement, noncompetition agreement, indemnification agreement with any present or former officer or director of the Company, any Employee Plan, any Company Equity Plan or any Contract in connection therewith.

3.24 Opinion of Financial Advisors. The Board of Directors has received a written opinion of Centerview Partners LLC, financial advisor to the Company, that, as of the date of such written opinion, and based on and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken in preparing such opinion as set forth therein, the Offer Price or Merger Consideration per Share to be paid to the holders of Shares (other than Excluded Shares, Dissenting Shares or any Shares held by any Affiliate of the Company or Parent) in the Offer and the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders, and such opinion has not been withdrawn or modified. The Company will make available to Parent solely for informational purposes and on a non-reliance basis, a signed copy of such opinion as soon as possible following the date of this Agreement.

3.25 Brokers and Other Advisors. Except for Centerview Partners LLC, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company, any of its Affiliates or any of their respective Representatives for which the Company, Parent, Purchaser or their Affiliates may have any liability. The aggregate amount payable by the Acquired Corporations to Centerview Partners LLC in connection with the Transactions is set forth on Section 3.25 of the Company Disclosure Schedule. The Company has made available to Parent a true, accurate and complete copy of the engagement letter, dated as of July  24, 2019, between the Company and Centerview Partners LLC relating to the Transactions.

3.26 Acknowledgment by the Company. On its behalf and on behalf of each other Acquired Corporation, the Company is not relying and has not relied on any representations or warranties whatsoever regarding the Transactions or the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 4. Such representations and warranties by Parent and Purchaser constitute the sole and exclusive representations and warranties of Parent and Purchaser in connection with the Transactions and the Company understands, acknowledges and agrees, on its own behalf and on behalf of each other Acquired Corporation, that all other representations and warranties of any kind or nature whether express, implied or statutory, are specifically disclaimed by each of Parent and Purchaser.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent, Payor and Purchaser represent and warrant to the Company as follows:

4.1 Due Organization. Each of Parent, Payor and Purchaser is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; and (b) to own and use its assets in the manner in which its assets are currently owned and used, except where the failure does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.2 Purchaser. Purchaser was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged, and prior to the Effective Time will not engage, in any business activities or conducted any operations other than in connection with the Transactions and those incident to Purchaser’s formation. Either Parent or a wholly owned Subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Purchaser, free and clear of all Encumbrances and transfer restrictions, except for Encumbrances or transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws.

4.3 Authority; Binding Nature of Agreement. Parent, Payor and Purchaser have all requisite corporate or limited liability company power and authority to execute and deliver and perform their obligations under this Agreement, the CVR Agreement and to consummate the Transactions, and Parent and Purchaser have taken all necessary corporate actions or proceedings on their respective parts to authorize the execution and delivery of and performance under this Agreement and the CVR Agreement and the consummation of the Transactions. Prior to the date of this Agreement, at meetings duly called, convened and held in accordance with the certificate of incorporation and bylaws (or other organizational documents) of Parent and Purchaser, respectively, the board of directors of each of Parent and Purchaser unanimously, and the lead manager of Payor, approved the execution, delivery and performance by Parent, Payor and Purchaser of this Agreement and the CVR Agreement and the consummation of the Transactions, including the Offer and the Merger. This Agreement has been duly executed and delivered by Parent, Payor and Purchaser, and assuming due authorization, execution and delivery by the Company or the Rights Agent (as the case may be), this Agreement constitutes, and at the Offer Acceptance Time, the CVR Agreement will constitute, the legal, valid and binding obligation of Parent, Payor and Purchaser and is, and at the Offer Acceptance Time, the CVR Agreement will be, enforceable against Parent, Payor and Purchaser in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles.

4.4 Non-Contravention; Consents.

(a) The execution, delivery and performance of this Agreement and the CVR Agreement by Parent, Payor and Purchaser, and the consummation of the Transactions by Parent, Payor and Purchaser, will not: (i) cause a violation of any of the provisions of the certificate of incorporation or bylaws (or other organizational documents) of Parent, Payor or Purchaser; (ii) assuming the Consents, filings and notices referenced in Section 4.4(b) are obtained or made, as applicable, cause a violation by Parent, Payor or Purchaser of any Legal Requirement or order or Consent applicable to Parent, Payor or Purchaser, or to which Parent, Payor or Purchaser are subject; or (iii) require any Consent or notice under, conflict with, result in breach of, or constitute a default under (or an event that with notice or lapse of time or both would become a default), or give rise to any right of purchase, termination, amendment, cancellation, acceleration or other adverse change of any right or obligation or the loss of any benefit to which Parent, Payor or Purchaser is entitled under any provision of any Contract, except in the case of clauses (ii) and (iii), as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except for the filing of the certificate of merger with the Secretary of State of the State of Delaware or as may be required by the Exchange Act (including the filing with the SEC of the Offer Documents), Takeover Laws, the DGCL, the Delaware Limited Liability Company Act (as amended), the HSR Act and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws (if any) and the applicable rules and regulations of the SEC and the Copenhagen Stock Exchange, neither Parent nor Payor nor Purchaser, nor any of Parent’s other Affiliates, is required to give notice to, make any filing with or obtain any Consent from any Governmental Body at any time prior to the Closing in connection with the execution, delivery and performance of this Agreement or the CVR Agreement by Parent, Payor or Purchaser, or the consummation by Parent, Payor or Purchaser of the Offer, the Merger or the other Transactions, except those that the failure to make or obtain has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No vote of Parent’s or Purchaser’s stockholders, or Payor’s equityholders, is necessary to approve this Agreement, the CVR Agreement or any of the Transactions (except in the case of Purchaser as shall be obtained after execution of this Agreement).

4.5 Disclosure. None of the Offer Documents will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the information with respect to Parent, Payor or Purchaser supplied or to be supplied by or on behalf of Parent, Payor or Purchaser or any of their Subsidiaries specifically for inclusion or incorporation by reference in the Schedule 14D-9 will (a) at the time such document is filed with the SEC, (b) at any time such document is amended or supplemented or (c) at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. For clarity, the representations and warranties in this Section 4.5 will not apply to statements or omissions included or incorporated by reference in the Offer Documents or the Schedule 14D-9 based upon information supplied to Parent, Payor or Purchaser by the Company or any of its Representatives on behalf of the Company specifically for inclusion therein.

4.6 Absence of Litigation. As of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of Parent, threatened, against Parent, Payor or Purchaser, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, Payor or Purchaser, as of the date of this Agreement, neither Parent nor Payor nor Purchaser is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.7 Funds. As of the date of this Agreement, Parent has available to it, and as of the Offer Acceptance Time and the Closing Date, Parent shall have available to it (and shall make available to Payor, and Payor shall make available to Purchaser, in each case, in a timely manner), funds in an amount sufficient to consummate the Transactions by payment in cash of the aggregate Offer Price payable on the second business day following the Offer Acceptance Time, the aggregate Merger Consideration payable following the Effective Time and the aggregate amounts payable to holders of Company Options, Company RSUs and Company PSUs following the Effective Time pursuant to Sections 2.8(a) and 2.8(c) and payable to holders of Class A-1 Convertible Preferred Stock following the Offer Acceptance Time pursuant to Section 2.9.

4.8 Ownership of Shares. Except as contemplated by this Agreement, neither Parent nor any of Parent’s Affiliates directly or indirectly owns, and at all times for the past three (3) years, neither Parent nor any of Parent’s controlled Affiliates has owned, beneficially or otherwise, any Shares or any securities, contracts or obligations convertible into or exercisable or exchangeable for Shares. Neither Parent nor Payor nor Purchaser is, nor for the past three (3) years has been, an “interested stockholder” of the Company under Section 203(c) of the DGCL.

4.9 Acknowledgement by Parent, Payor and Purchaser.

(a) Neither Parent nor Payor nor Purchaser is relying and neither Parent nor Payor nor Purchaser has relied on any representations or warranties whatsoever regarding the Transactions or the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 3, including the Company Disclosure Schedule. Such representations and warranties by the Acquired Corporations constitute the sole and exclusive representations and warranties of the Acquired Corporations in connection with the Transactions and each of Parent, Payor and Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory, are specifically disclaimed by the Acquired Corporations.

(b) In connection with the due diligence investigation of the Acquired Corporations by Parent, Payor and Purchaser and their respective Affiliates, equityholders or Representatives, Parent, Payor and Purchaser and their respective Affiliates, equityholders and Representatives have received and may continue to receive after the date hereof from the Company, the other Acquired Corporations and their respective Affiliates, stockholders and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Acquired Corporations and their respective businesses and operations. Parent, Payor and Purchaser hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent, Payor and Purchaser will have no claim against the Acquired Corporations, or any of their respective Affiliates, stockholders or Representatives, or any other Person with respect thereto unless any such information is included in a representation or warranty contained in this Agreement. Accordingly, Parent, Payor and Purchaser hereby acknowledge and agree that neither the Acquired Corporations nor any of their respective Affiliates, stockholders or Representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is included in a representation or warranty contained in this Agreement.

4.10 Brokers and Other Advisors. Except for Persons, if any, whose fees and expenses shall be paid by Parent, Payor or Purchaser, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Parent, Payor, Purchaser, or any of their respective Subsidiaries.

SECTION 5

CERTAIN COVENANTS OF THE COMPANY

5.1 Access and Investigation. During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Acquired Corporations shall, and shall cause the respective Representatives of the Acquired Corporations to provide Parent and Parent’s Representatives with reasonable access during normal business hours of the Company to the Company’s designated Representatives and assets and to all existing books, records, documents and information relating to the Acquired Corporations, and promptly provide Parent and Parent’s Representatives with all reasonably requested information regarding the business of the Acquired Corporations and such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request (provided, that in the case of correspondence with the FDA received by the Acquired Corporations during this period, the Acquired Corporations shall promptly make available copies of such correspondence in an electronic data room maintained by the Company, regardless of whether or not Parent has made any request regarding the same); provided, however, that any such access shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Acquired Corporations and in such a manner as not to unreasonably interfere with the normal operation of the business of the Acquired Corporations. In addition, during the Pre-Closing Period, the Acquired Corporations shall promptly inform Parent of, and wherever practicable give the Parent reasonable advance notice of, and the opportunity to participate in (as status of observer), any formal prescheduled teleconference or in person meeting with the FDA, the European Medicines Agency or any other equivalent Governmental Body in connection with the Epti Product, the anti-PACAP Antibody Product or any other product or product candidate of the Acquired Corporations; provided, that Parent’s participation shall be limited to no more than two Representatives of Parent, be conducted at Parent’s expense, under the supervision of appropriate personnel of the Acquired Corporations and in such a manner as not to unreasonably interfere with any Acquired Corporation’s objectives, conduct or participation in the teleconference or meeting. Nothing herein shall require any of the Acquired Corporations to disclose any information to Parent if such disclosure would, in its reasonable discretion and after notice to Parent (a) jeopardize any attorney-client or other legal privilege (so long as the Acquired Corporations have reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto), (b) contravene any applicable Legal Requirement (so long as the Acquired Corporations have reasonably cooperated with Parent and used reasonable best efforts to permit disclosure to the extent permitted by Legal Requirements) or (c) contravene any Contract to which an Acquired Corporation is a party (so long as the Acquired Corporations have reasonably cooperated with Parent and used reasonable best efforts to permit disclosure to the extent permitted by such Contract). With respect to the information disclosed pursuant to this Section 5.1, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the Nondisclosure Agreement, effective as of January 9, 2019, between the Company and Parent, as amended (the “Confidentiality Agreement”).

5.2 Operation of the Acquired Corporations’ Business. During the Pre-Closing Period, except (x) as expressly required under this Agreement or as required by applicable Legal Requirements, (y) with the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed with respect to Sections 5.2(b)(iv), 5.2(b)(v), 5.2(b)(viii), 5.2(b)(ix), 5.2(b)(xi), 5.2(b)(xii) and 5.2(b)(xvii)), or (z) as set forth in Section 5.2 of the Company Disclosure Schedule (except with respect to Section 5.2(b)(xxi)):

(a) the Company shall, and shall cause each Acquired Corporation to, conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to preserve intact its material business organizations and relationships with third parties; and

(b) without limiting the generality of Section 5.2(a), the Company shall not, and shall cause the other Acquired Corporations not to:

(i) (1) establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of an Acquired Corporation’s capital stock or ordinary shares (including the Shares), or (2) repurchase, redeem or otherwise reacquire any Acquired Corporation’s capital stock or ordinary shares, including any of the Shares, or any rights, warrants or options to acquire any of such capital stock, ordinary shares or the Shares, other than: (A) repurchases of Shares outstanding as of the date hereof pursuant to the Company’s right (under written agreements in effect as of the date hereof) to purchase Shares held by a Company Associate only upon termination of such Person’s employment or engagement by the Company; (B) repurchases or forfeitures of Company Options, Company RSUs or Company PSUs (or Shares issued upon the exercise thereof) outstanding on the date hereof (in cancellation thereof) pursuant to the terms of any such Company Option, Company RSU or Company PSU (as in effect as of the date hereof) between the Company and a Company Associate or member of the Board of Directors only upon termination of such Person’s employment or engagement by any Acquired Corporation; (C) settlements in cash or conversion in cash of any of the Convertible Senior Notes; (D) in connection with withholding to satisfy the exercise price and/or Tax obligations with respect to Company Options, Company RSUs or Company PSUs pursuant to the terms thereof (as in effect as of the date hereof); (E) between the Company and a wholly owned Acquired Corporation or between wholly owned Acquired Corporations or (F) as required by the Certificate of Designation or the Company Warrant;

(ii) split, combine, subdivide or reclassify any Shares or capital stock, ordinary shares or other equity interests;

(iii) sell, issue, grant, deliver, pledge, transfer, encumber or authorize the sale, issuance, grant, delivery, pledge, transfer or encumbrance of (1) any capital stock, ordinary shares, other equity interest or other security, (2) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security, or (3) any instrument convertible into or exchangeable for any capital stock, ordinary shares, other equity interest or other security (except that the Company may issue shares of capital stock (A) as required to be issued upon the exercise of Company Options, Company RSUs or Company PSUs outstanding as of the date of this Agreement pursuant to the terms thereof (as in effect as of the date hereof), or issuable to participants in the Company ESPP in accordance with the terms thereof, (B) upon conversion of the Convertible Senior Notes or the Class A-1 Convertible Preferred Stock outstanding as of the date of this Agreement (or issued upon the exercise of the Company Warrant) pursuant to the terms thereof (as in effect as of the date hereof), (C) issuable as a result of accrued dividends on the Class A-1 Convertible Preferred Stock and required under the Certificate of Designation or (D) by issuing the Company Warrant in accordance with the Preferred Stock Purchase Agreement or upon the exercise of the Company Warrant);

(iv) except as contemplated by Section 2.8 with respect to Company Options, Company RSUs and Company PSUs outstanding as of the date of this Agreement, or as required under any Employee Plan as in effect on the date of this Agreement, establish, adopt, terminate or materially amend any Employee Plan (or any award thereunder, or any plan, program, arrangement or agreement that would be an Employee Plan if it were in existence on the date hereof), or amend or waive any of its material rights under, or accelerate the vesting under, any provision of any of the Employee Plans (or any award thereunder, or any plan, program, arrangement or agreement that would be an Employee Plan if it were in existence on the date hereof) or grant any current or former director, officer, employee, independent contractor, or consultant any loan or any increase in compensation, bonuses or other benefits (except that the Company (1) may amend any Employee Plans to the extent required by applicable Legal Requirements; and (2) may make usual and customary annual or quarterly bonus payments to employees below the level of Vice President in the ordinary course of business consistent with past practice; provided, however, that notwithstanding anything to the contrary in this clause (iv), the Company shall in no event grant any Company Options, Company RSUs, Company PSUs or any other equity or equity-based compensation;

(v) (i) hire or promote any employee or other individual service provider of the Company or its Subsidiaries; (ii) hire for the position of sales representative; or (iii) terminate other than for cause the employment of any employee or other individual service provider of the Company or its Subsidiaries who has a “target annual compensation opportunity” (which shall mean the sum of annual base salary and total target cash bonus opportunity) of $250,000 or more or who is the Chief Executive Officer of the Company or a direct report thereto;

(vi) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

(vii) form any Subsidiary, acquire any equity interest in any other Entity or enter into any material joint venture, development, partnership or similar arrangement;

(viii) make or authorize any capital expenditure (except that the Acquired Corporations may make capital expenditures that do not exceed $500,000 individually or $1,000,000 in the aggregate);

(ix) acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, covenant not to assert, relinquish or permit to lapse (other than any Patent expiring at the end of its statutory term and not capable of being extended), transfer or assign any material right or other material asset or property (including any Intellectual Property Rights) (except (1) in the ordinary course of business consistent with past practice (including entering into non-disclosure agreements, clinical trial agreements and material transfer agreements in the ordinary course of business consistent with past practice) in amounts not exceeding $500,000 individually or in the aggregate, (2) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Acquired Corporations in amounts not exceeding $500,000 individually or in the aggregate or (3) capital expenditures permitted by clause (viii) of this Section 5.2(b));

(x) lend money or make capital contributions or advances to or make investments in, any Person, or incur or guarantee any Indebtedness (except for advances to employees and consultants for travel and other business related expenses in the ordinary course of business consistent with past practice and in compliance with the Company’s policies related thereto), other than between the Company and a wholly owned Acquired Corporation or between wholly owned Acquired Corporations;

(xi) enter into, amend, modify, waive, renew (other than automatic renewals in accordance with an applicable Material Contract in effect as of the date hereof), release any material rights under or voluntarily terminate any Material Contract, any Real Property Lease or any Contract that would constitute a Material Contract or a Real Property Lease if it had been in effect on the date of this Agreement;

(xii) except as required by applicable Legal Requirements or GAAP, or in the ordinary course of business or as would not have a material effect on the Tax liability of any Acquired Corporation, (1) adopt or change any accounting method or accounting period used for Tax purposes; (2) make, revoke, rescind or change any Tax election; (3) file an amended Tax Return; (4) enter into a closing agreement with any Governmental Body; (4) settle, compromise or consent to any Tax claim or assessment or surrender a right to a Tax refund; (5) waive or extend the statute of limitations with respect to any Tax or Tax Return; (6) fail to file any material Tax Return on or before its due date; or (7) fail to pay any material Tax as it becomes due;

(xiii) settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim) against any Acquired Corporation, other than any settlement, release, waiver or compromise that results solely in monetary obligations involving only the payment of monies (without admission of wrongdoing) by the Acquired Corporations of not more than $500,000 in the aggregate (net of insurance proceeds received by such Acquired Corporation) and provides for a complete release of the claims in dispute giving rise to such settlement, release, waiver or compromise; provided that such settlement, release, waiver or compromise (1) results in no non-monetary obligations of any Acquired Corporation, (2) does not relate to any Intellectual Property Rights and (3) is not entered into with any Governmental Body; provided, further that the settlement, release, waiver or compromise of any Legal Proceeding or claim brought by the stockholders of the Company against the Company and/or its directors relating to the Transactions or a breach of this Agreement or any other agreements contemplated hereby shall be subject to Section 2.7 or Section 6.6, as applicable;

(xiv) enter into any collective bargaining agreement or other Contract with any labor organization (except to the extent required by applicable Legal Requirements);

(xv) adopt or implement any stockholder rights plan or similar arrangement;

(xvi) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Acquired Corporations;

(xvii) relinquish, abandon or permit to lapse, or fail to take any action necessary to maintain, enforce and protect, any of its material Intellectual Property rights;

(xviii) enter into any new line of business;

(xix) fail to maintain in full force and effect insurance policies covering the Acquired Corporations and their material properties, business, assets and operations in a form and amount consistent with past practice in all material respects;

(xx) take any action that would result in a change to the “Conversion Rate” (as defined in the Convertible Senior Notes Indenture) or the “Conversion Ratio” (as defined in the Certificate of Designation) from that set forth in Section 3.3(c);

(xxi) take any action set forth on Section 5.2(b)(xxi) of the Company Disclosure Schedule; or

(xxii) authorize any of, or agree or commit to take, any of the actions described in the foregoing clauses (i) through (xxi) of this Section 5.2(b).

Notwithstanding the foregoing, nothing contained herein shall give to Parent or Purchaser, directly or indirectly, rights to control or direct the operations of the Acquired Corporations prior to the Offer Acceptance Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its, if applicable, Subsidiaries’ respective operations.

5.3 No Solicitation.

(a) For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) contains provisions that are not less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and (ii) does not prohibit the Company from providing any information to Parent in accordance with this Section 5.3 or otherwise complying with its obligations under this Agreement.

(b) Except as permitted by Section 5.3(c) or Section 6.1(b)(i), during the Pre-Closing Period, the Company shall not, and shall cause the other Acquired Corporations and its and their respective directors, officers and employees not to, and shall use reasonable best efforts to cause all other Representatives of any Acquired Corporation not to, (i) continue any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing with respect to any Acquisition Proposal; (ii) (1) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, (2) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with, or for the purpose of soliciting or knowingly encouraging or facilitating, any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to any Acquisition Proposal, (3) approve, adopt, endorse or recommend or enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or (4) take any action to exempt any Person (other than Parent and its Subsidiaries) from the restrictions on “business combinations” or any similar provision contained in applicable Takeover Laws or the Company’s organizational documents; (iii) waive or release any Person from, forebear in the enforcement of, or amend any confidentiality, standstill or similar Contract or any standstill provisions of any other Contract, unless, solely in the case of this clause (iii), the Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements, in which event the Acquired Corporations may take the preceding actions described in this clause (iii) solely to the extent necessary to permit a third party to make, on a confidential basis, to the Board of Directors, an Acquisition Proposal, conditioned upon such third party agreeing that the Company shall not be prohibited from providing any information to Parent (including regarding such Acquisition Proposal) in accordance with, and otherwise complying with, this Section 5.3; or (iv) resolve to do, or agree or announce an intention to do, any of the foregoing under the preceding clauses (i)

through (iii). As promptly as reasonably practicable (and in any event within two (2) business days) following the date hereof, the Company shall discontinue electronic or physical data room access granted, and request the prompt return or destruction (to the extent provided for by the applicable confidentiality agreement) of all information or documents previously furnished to any Person (other than Parent and its Representatives) that has made or indicated an intention to make any Acquisition Proposal.

(c) If at any time on or after the date of this Agreement and prior to the Offer Acceptance Time, any Acquired Corporation or any of their Representatives receives an unsolicited bona fide written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made on or after the date of this Agreement and did not result from a breach of this Section 5.3, (i) the Company and its Representatives may contact such Person or group of Persons solely to clarify the terms and conditions thereof solely to determine whether such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Offer and (ii) if the Board of Directors determines in good faith, after consultation with financial advisors of nationally recognized reputation and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Offer and that the failure to take such action described in clauses (ii)(x) and (ii)(y) of this Section 5.3(c) would be inconsistent with its fiduciary duties under applicable Legal Requirements, then the Company and its Representatives may (x) furnish, pursuant to an Acceptable Confidentiality Agreement (an executed copy of which shall be provided by the Company to Parent solely for informational purposes within 24 hours of execution thereof), information (including non-public information) with respect to the Acquired Corporations to the Person or group of Persons who has made such Acquisition Proposal; provided that the Company shall, substantially concurrently therewith (and in any event within 24 hours), provide to Parent any information concerning the Acquired Corporations that is provided to any Person to the extent access to such information was not previously provided to Parent or its Representatives and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal; provided, in the case of the preceding clauses (ii)(x) and (ii)(y), that at or prior to the first time that the Company furnishes any information to or participates in any discussions or negotiations with any Person on or after the date of this Agreement, the Company shall provide written notice to Parent of such determination of the Board of Directors described in the preceding clause (ii), together with the identity of such Person or group making such Acquisition Proposal.

(d) During the Pre-Closing Period, the Company shall (i) promptly (and in any event within 24 hours) notify Parent orally and in writing if any inquiries, proposals or offers with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal are received by any Acquired Corporation or any Representative thereof and provide to Parent a copy of any written Acquisition Proposal (including any proposed term sheet, letter of intent, acquisition agreement or similar agreement with respect thereto) and a summary of any material unwritten terms and conditions thereof (and indicate the identity of such Person), and (ii) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal on a prompt basis (and in any event within 24 hours of such material development, discussion or negotiation).

(e) Nothing in this Section 5.3 or elsewhere in this Agreement shall prohibit the Company from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, including any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that this Section 5.3(e) shall not be deemed to permit the Board of Directors to make a Company Adverse Change Recommendation except to the extent permitted by Section 6.1(b).

(f) Without limiting the generality of Section 5.3(b), the Company agrees that in the event any Acquired Corporation or any Representative of an Acquired Corporation takes any action which, if taken by the Company, would constitute a breach of this Section 5.3 or Section 6.1, the Company shall be deemed to be in breach of this Section 5.3 or Section 6.1.

5.4 Notice of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication received by such Party from any Governmental Body in connection with this Agreement, the Offer, the Merger or the other Transactions, or from any Person alleging that the consent of such Person is required in connection with the Offer, the Merger or the other Transactions;

(b) any Legal Proceeding commenced or, to any Party’s knowledge, threatened in writing against, such Party or any of its Subsidiaries or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, in each case in connection with, arising from or otherwise relating to the Offer, the Merger or the other Transactions; or

(c) the occurrence or impending occurrence of any event or circumstance relating to it which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to the Company, or a Parent Material Adverse Effect, with respect to Parent, as the case may be, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions;

provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not affect the representations, warranties, covenants, agreements or obligations of the Parties hereunder or the conditions to the obligations of the Parties hereunder.

SECTION 6

ADDITIONAL COVENANTS OF THE PARTIES

6.1 Company Board Recommendation.

(a) Subject to Section 6.1(b), the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents. During the Pre-Closing Period, subject to Section 6.1(b), neither the Board of Directors nor any committee thereof shall (i)(1) withdraw, withhold or qualify (or modify in a manner adverse to Parent or Purchaser), or publicly propose to withdraw, withhold or qualify (or modify in a manner adverse to Parent or Purchaser), the Company Board Recommendation, (2) approve, adopt, endorse, recommend or declare advisable, or publicly propose to approve, adopt, endorse, recommend or declare advisable, any Acquisition Proposal, (3) after public announcement of an Acquisition Proposal (other than a tender offer or exchange offer), fail to publicly affirm the Company Board Recommendation within three (3) business days after a written request by Parent to do so (or, if earlier, by the close of business on the business day immediately preceding the scheduled date of the Offer Acceptance Time), (4) following the commencement of a tender offer or exchange offer relating to the Shares by a Person unaffiliated with Parent, fail to affirm the Company Board Recommendation and recommend that the Company’s stockholders reject such tender offer or exchange offer within ten (10) business days after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or, if earlier, by the close of business on the business day immediately preceding the scheduled date of the Offer Acceptance Time) or (5) fail to include the Company Board Recommendation in the Schedule 14D-9 when filed with the SEC or disseminated to the Company’s stockholders (any action or failure to take action described in this clause (i) being referred to as a “Company Adverse Change Recommendation”), or (ii) approve, adopt, endorse, recommend or declare advisable, or propose to approve, adopt, endorse, recommend or declare advisable, or allow the Company to execute or enter into any letter of intent, agreement in principle, acquisition agreement or other Contract with respect to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal, or requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 5.3(c)).

(b) At any time prior to the Offer Acceptance Time:

(i) if any Acquired Corporation has received a bona fide written Acquisition Proposal from any Person that has not been withdrawn and after consultation with outside legal counsel, the Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, (x) the Board of Directors may make a Company Adverse Change Recommendation or (y) provided that such Acquisition Proposal did not arise out of a breach of Section 5.3, the Company may terminate this Agreement pursuant to Section 8.1(e) to enter into a Specified Agreement with respect to such Superior Offer, in each case of the preceding clauses (x) and (y), if and only if (1) the Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements; (2) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminating this Agreement pursuant to Section 8.1(e) at least five (5) business days prior to making any such Company Adverse Change Recommendation or effecting such termination (a “Determination Notice”) (which notice shall not constitute such Company Adverse Change Recommendation or termination) and, if desired by Parent, during such five (5)-business day period shall have negotiated, and caused its Representatives to negotiate, in good faith with respect to any revisions to the terms of this Agreement or another proposal to the extent proposed by Parent; and (3) (A) the Company shall have provided, and shall have caused its Representatives to provide, to Parent information with respect to such Acquisition Proposal in accordance with Sections 5.3(c) and 5.3(d), including the proposed definitive agreements (and any related agreements) among any Acquired Corporation and any Person or group of Persons making such

Acquisition Proposal, (B) the Company shall have given Parent the five (5)-business day period after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal and (C) no earlier than the end of such five (5)-business day period, after giving effect to the proposals made by Parent during such period, if any, after consultation with financial advisors of nationally recognized reputation and outside legal counsel, the Board of Directors shall have determined, in good faith, that such Acquisition Proposal remains a Superior Offer and that the failure to make the Company Adverse Change Recommendation in response to such Superior Offer or terminate this Agreement pursuant to Section 8.1(e) would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements. Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 6.1. The provisions of this Section 6.1(b)(i) shall also apply to any change to any of the financial terms (including the form and amount of payment of consideration) or other material amendment to any Acquisition Proposal and require a new Determination Notice, except that the references to five (5) business days in connection therewith above in this Section 6.1(b)(i) shall be deemed to be three (3) business days; and

(ii) other than in connection with a Superior Offer (which shall be subject, in connection with a Company Adverse Change Recommendation, solely to Section 6.1(b)(i)), the Board of Directors may make a Company Adverse Change Recommendation in response to an Intervening Event if and only if (1) the Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements; (2) the Company shall have given Parent a determination notice at least five (5) business days prior to making any such Company Adverse Change Recommendation and, if desired by Parent, during such five (5)-business day period shall have negotiated, and shall have caused its Representatives to negotiate, in good faith with respect to any revisions to the terms of this Agreement or another proposal to the extent proposed by Parent; and (3) (A) the Company shall have specified in reasonable detail the facts and circumstances relating to such Intervening Event that render such Company Adverse Change Recommendation necessary, (B) the Company shall have given Parent the five (5)-business day period after such determination notice to propose revisions to the terms of this Agreement or make another proposal, and (C) no earlier than the end of such five (5)-business day period, after giving effect to the proposals made by Parent during such period, if any, after consultation with outside legal counsel, the Board of Directors shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation in response to such Intervening Event would nonetheless be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements. The provisions of this Section 6.1(b)(ii) shall also apply to any material change to the facts and circumstances specified in clause (3)(A) of this Section 6.1(b)(ii) and require a new determination notice under clause (2) of this Section 6.1(b)(ii), except that the references to five (5) business days in connection therewith above in this Section 6.1(b)(ii) shall be deemed to be three (3) business days.

6.2 Filings, Consents and Approvals.

(a) The Parties agree to use their reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under the Antitrust Laws, that may be asserted by any Governmental Body, so as to enable the Closing to occur as promptly as practicable, but in no case later than the End Date, including providing as promptly as reasonably practicable and advisable all information required by any Governmental Body pursuant to its evaluation of the Transactions under the HSR Act or other applicable Antitrust Laws. Notwithstanding anything to the contrary in this Agreement, (i) Parent and its Affiliates shall not be required to, and without the prior written consent of Parent the Acquired Corporations shall not, sell, license, divest or dispose of or hold separate (through the establishment of a trust or otherwise), before or after the Offer Acceptance Time or the Effective Time, any entities, assets, Intellectual Property Rights or businesses of Parent, the Acquired Corporations (or any of their respective Subsidiaries or other Affiliates) or agree to any restriction on the conduct of such businesses, and (ii) in no event shall Parent, or any of its respective Affiliates, be obligated to litigate or participate in any litigation of any action, whether judicial or administrative, brought by any Governmental Body or any other party under Antitrust Laws challenging or seeking to restrain, prohibit or place conditions on the consummation of the Transactions.

(b) Subject to the terms and conditions of this Agreement, each of the Parties shall (and shall cause their respective Affiliates, if applicable, to): (i) promptly, but in no event later than seven (7) business days after the date hereof, make an appropriate filing of all notification and report forms as required by the HSR Act with respect to the Transactions and (ii) cooperate with each other in determining whether, and promptly preparing and making, any other filings, notifications or other consents are required to be made with, or obtained from, any other Governmental Bodies in connection with the Transactions (which submission to the applicable Governmental Bodies in Austria and Germany shall be made, absent confirmation from such Governmental Bodies that no filing is required, no later than seven (7) business days after the date hereof in order to commence the applicable review period no later than seven (7) business days after the date hereof, in connection with the Transactions).

(c) Without limiting the generality of anything contained in this Section 6.2, during the Pre-Closing Period, each Party shall (i) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions under the Antitrust Laws, (ii) keep the other Parties reasonably informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iii) promptly inform the other Parties of, and wherever practicable give the other party reasonable advance notice of, and the opportunity to participate in, any communication to or from the FTC, DOJ or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly furnish to the other Party, subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, with copies of documents provided to or received from any Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding (other than “4(c) documents” as that term is used in the rules and regulations under the HSR Act, that contain valuation information (which can be redacted)), (v) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, and to the extent reasonably practicable, consult and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding, and (vi) except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Transactions, give the other party reasonable advance notice of, and permit authorized Representatives of the other Party to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any argument, opinion or proposal made or submitted to any Governmental Body in connection with such request, inquiry, investigation, action or Legal Proceeding.

6.3 Employee Benefits.

(a) For a period of one (1) year following the Effective Time (the “Continuation Period”), Parent shall provide, or cause to be provided, to each employee of the Company or its Subsidiaries who is employed by the Company or its Subsidiaries as of immediately prior to the Effective Time and who continues to be actively employed by the Surviving Corporation (or any Affiliate thereof) during such one (1)-year period (each, a “Continuing Employee”) with (i) a base salary or wage rate that is no less than that provided to such Continuing Employee by any Acquired Corporation immediately prior to the Effective Time, (ii) short-term cash incentive compensation opportunities (excluding equity or equity based compensation and any retention or other special or non-recurring bonus or incentive award) that are no less favorable, in the aggregate, to such base salary and short-term cash incentive compensation opportunities (excluding equity or equity based compensation and any retention or other special or non-recurring bonus or incentive award) provided to such Continuing Employee by any Acquired Corporation immediately prior to the Effective Time and (iii) other compensation and employee benefits (other than equity or equity-based benefits, severance or termination pay, individual employment agreements and any retention or other special or non-recurring bonus or incentive awards) that in the aggregate are no less favorable than those provided to such Continuing Employee by any Acquired Corporation immediately prior to the Effective Time.

(b) Parent agrees that all Continuing Employees shall be eligible to continue to participate in the Surviving Corporation’s health and welfare benefit plans (to the same extent such Continuing Employees were eligible to participate under the Company’s health and welfare benefit plans immediately prior to the Effective Time); provided, however, that (i) nothing in this Section 6.3 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such health or welfare benefit plan at any time and (ii) if Parent or the Surviving Corporation terminates any such health or welfare benefit plan, then, the Continuing Employees shall be eligible to participate in the Surviving Corporation’s (or an Affiliate’s) corresponding health and welfare benefit plans to the extent that coverage under such plans is replacing comparable coverage under an Employee Plan in which such Continuing Employee participated immediately prior to the Effective Time. To the extent that service is relevant for eligibility or vesting under any benefit plan of Parent and/or the Surviving Corporation that is an “employee benefit plan” (as defined in Section 3(3) of ERISA), then

Parent shall ensure that such benefit plan shall, for purposes of eligibility and vesting, but not for purposes of benefit accrual, credit Continuing Employees for service prior to the Effective Time with the Company and its Affiliates or their respective predecessors to the same extent that such service was recognized prior to the Effective Time under the corresponding benefit plan of the Company. In addition, Parent and/or the Surviving Corporation shall credit each Continuing Employee with paid time off equal to the accrued paid time off such Continuing Employee had accrued with the Company that was unused as of the Effective Time, and disclosed to Parent. To the extent that service is relevant for benefit levels, including paid time off accruals, following the Effective Time, Parent shall ensure that any employee plan of Parent and/or the Surviving Corporation shall, for purposes of benefit levels, credit Continuing Employees for service prior to the Effective Time with the Company to the same extent that such service was recognized prior to the Effective Time.

(c) Following the Effective Time Parent or an Affiliate of Parent shall (i) waive any preexisting condition limitations otherwise applicable to Continuing Employees and their eligible dependents under any plan of Parent or an Affiliate that provides health benefits in which Continuing Employees are eligible to participate following the Effective Time, other than any limitations that were in effect with respect to such employees immediately prior to the Effective Time under the corresponding Employee Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Continuing Employees and their eligible covered dependents under the health plans in which they participated immediately prior to transitioning into a plan of Parent or an Affiliate during the portion of the plan year prior to such transition in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent or an Affiliate and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee and his or her eligible covered dependents on or after the Effective Time, in each case to the extent such Continuing Employee or eligible covered dependent had satisfied any similar limitation or requirement under an analogous Employee Plan prior to the Effective Time.

(d) Parent acknowledges that, upon the occurrence of the Offer Acceptance Time, a “Change in Control” (or “Change of Control” as the case may be) of the Company shall have occurred for purposes of each of the Employee Plans in which such definition appears.

(e) The provisions of this Section 6.3 are solely for the benefit of the Parties, and no provision of this Section 6.3 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of the Agreement or have the right to enforce the provisions hereof. Nothing in this Section 6.3 or elsewhere in this Agreement shall be construed to create a right in any Person to employment with Parent, the Surviving Corporation or any other Affiliate of the Surviving Corporation or to any compensation or benefits and the employment of each Continuing Employee shall be “at will” employment.

(f) With respect to the Company’s 2019 fiscal year, the Company may, prior to the Offer Acceptance Time, pay annual bonuses with respect to such fiscal year at the level determined by the Board of Directors pursuant to and in accordance with the terms of the applicable Employee Plans. If the Closing has not occurred prior to January 1, 2020, the Board of Directors shall be permitted to establish annual bonus targets and metrics with respect to the 2020 fiscal year in the ordinary course pursuant to and in accordance with the terms of the applicable Employee Plans and past practice.

(g) Parent shall provide, or shall cause its Affiliates to provide, each Continuing Employee who experiences a termination of employment from Parent, the Surviving Corporation or any of their respective Affiliates during the Continuation Period with severance benefits that are no less favorable, in the aggregate, than those that would have been provided to such Continuing Employee by any Acquired Corporation under the applicable severance policies that are Employee Plans had such termination occurred prior to the Effective Time.

6.4 ESPP. The Company shall take all actions necessary pursuant to the terms of the Company ESPP to provide that (a) no new offering period will be commenced following the date hereof under the Company ESPP, (b) each purchase right issued pursuant to the Company ESPP shall be fully exercised not later than five (5) business days prior to the Effective Time and (c) the Company ESPP shall terminate immediately prior to the Offer Acceptance Time and no further rights shall be granted or exercised under the Company ESPP thereafter.

6.5 Indemnification of Officers and Directors.

(a) For a period of six (6) years from the Effective Time, Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) now existing in favor of the current or former directors or officers of any Acquired Corporation and any indemnification or other similar agreements of any Acquired Corporation set forth on Section 3.9(a)(xvi) of the Company Disclosure Schedule, in each case as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms, and Parent shall cause the Acquired Corporations to perform their obligations thereunder. Without limiting the foregoing, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to, and the Surviving Corporation agrees that it will, indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of any Acquired Corporation or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of any Acquired Corporation as a director or officer of another Person (the “Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time, including this Agreement and the transactions and actions contemplated hereby), arising out of or pertaining to the fact that the Indemnified Person is or was a director or officer of any Acquired Corporation or is or was serving at the request of any Acquired Corporation as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Legal Requirements. In the event of any such claim, action, suit or proceeding, (x) each Indemnified Person will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Corporation or its Subsidiaries, as applicable, in accordance with the organizational documents and any indemnification or other similar agreements of the Surviving Corporation or its Subsidiaries, as applicable, as in effect on the date of this Agreement; provided that any Indemnified Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Indemnified Person is not entitled to indemnification and (y) the Surviving Corporation and its Subsidiaries, as applicable, shall reasonably cooperate in the defense of any such matter.

(b) For a period of six (6) years from and after the Effective Time, Parent and the Surviving Corporation shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by or for the benefit of the Acquired Corporations or provide substitute policies for the Acquired Corporations and their current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by or for the benefit of the Acquired Corporations, in either case, of not less than the existing coverage and having other terms not less favorable in the aggregate to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by or for the benefit of the Acquired Corporations with respect to claims arising from facts or events that occurred at or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance), except that in no event shall Parent or the Surviving Corporation be required to pay with respect to such insurance policies more than 300% of the aggregate annual premium most recently paid by the Acquired Corporations prior to the date of this Agreement (the “Maximum Amount,” which Maximum Amount is set forth on Section 6.5(b) of the Company Disclosure Schedule), and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.5(b) it shall obtain as much comparable insurance as possible for the years within such six (6)-year period for a premium equal to the Maximum Amount. In lieu of such insurance, prior to the Closing Date the Company may, at its election (and if the Company does not so elect, Parent may cause the Surviving Corporation as of or after the Effective Time to), purchase a “tail” directors’ and officers’ liability insurance policy for the Acquired Corporations and their current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by or for the benefit of the Acquired Corporations, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by or for the benefit of the Acquired Corporations with respect to claims arising from facts or events that occurred at or before the Effective Time; provided that in no event shall the cost of any such tail policy exceed the Maximum Amount Parent and the Surviving Corporation shall maintain such tail policy in full force and effect, and continue to honor the obligations thereunder.

(c) In the event that any Acquired Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Acquired Corporation, as applicable, shall cause proper provision to be made so that the successors and assigns of such Acquired Corporation assume the obligations set forth in this Section 6.5.

(d) The provisions of this Section 6.5 (i) shall survive the acceptance of Shares for payment pursuant to the Offer and the consummation of the Merger and (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Persons), his or her heirs, successors, assigns and representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such Person may have by contract or otherwise. Unless required by applicable Legal Requirement, this Section 6.5 may not be amended, altered or repealed after the Offer Acceptance Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

6.6 Stockholder Litigation. The Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with (and shall give reasonable consideration to Parent’s comments and other advice in connection with), and the opportunity to participate in, any litigation against the Company and/or its directors or officers relating to the Transactions or this Agreement, and the right to consult on any settlement with respect to such litigation, and no such settlement shall be agreed to or offered without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). The Company shall promptly notify Parent of any such litigation and shall keep Parent reasonably and promptly informed with respect to the status thereof.

6.7 Additional Agreements. Subject to the terms and conditions of this Agreement, including Section 6.2(a), Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Transactions. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, each Party to this Agreement shall use reasonable best efforts to (a) make all filings (if any) and give all notices (if any) required to be made and given by such Party pursuant to any Material Contract in connection with the Offer and the Merger and the other Transactions, (b) seek each Consent (if any) required to be obtained pursuant to any Material Contract by such Party in connection with the Transactions to the extent requested in writing by Parent and (c) seek to lift any restraint, injunction or other legal bar to the Offer or the Merger brought by any third Person against such Party.

6.8 Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Offer, the Merger, this Agreement or any of the other Transactions and shall not issue any such press release or public statement without the other Party’s written consent. Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make required disclosures in documents required to be filed by such Party under the Exchange Act, the Securities Act, any similar Legal Requirement or any listing agreement with or the listing rules of a national securities exchange or trading market, including NASDAQ or the Copenhagen Stock Exchange, so long as such statements substantially reiterate previous press releases, public disclosures or public statements made jointly by the Company and Parent (or individually, if approved by the other Party); (b) a Party may, without the prior consent of the other Party but subject to giving reasonable advance notice to the other Party of the contents thereof and consulting with the other Party with respect to the contents thereof, issue any such press release or make any such public announcement or statement that, after consultation with outside legal counsel by the disclosing party, is determined to be required by Legal Requirement or any listing agreement with or the listing rules of a national securities exchange or trading market, including NASDAQ or the Copenhagen Stock Exchange; and (c) a Party need not consult with the other Party in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 5.3(e) or with respect to any Acquisition Proposal or Company Adverse Change Recommendation.

6.9 Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and the members of their respective Boards of Directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

6.10 Section 16 Matters. The Company, and the Board of Directors, shall, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares, Company Options, Company RSUs and Company PSUs in the Merger by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.11 Rule 14d-10 Matters. Prior to the Offer Acceptance Time and to the extent permitted by applicable Legal Requirements, the compensation committee of the Board of Directors, at a meeting duly called and held, will approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between Purchaser, the Company or their respective Affiliates and any of the officers, directors or employees of the Company or its Subsidiaries that are effective as of the date of this Agreement or are entered into after the date of this Agreement and prior to the Offer Acceptance Time pursuant to which compensation is paid to such officer, director or employee and will take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act.

6.12 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.13 Director Resignations. The Company shall use its reasonable best efforts to obtain and provide to Parent, on or prior to the Closing Date, to the extent requested in writing by Parent at least ten (10) business days prior to the Closing Date, resignation letters, effective as of and contingent upon the Effective Time, from each of the directors and corporate officers or equivalents of each of the Acquired Corporations as requested by Parent, resigning from such position as a director and/or corporate officer.

6.14 Convertible Senior Notes. Within the time periods required by the terms of the Convertible Senior Notes Indenture, the Company shall take, or cause each other Acquired Corporation to take, all actions required by, or reasonably requested by Parent or Purchaser pursuant to and in compliance with, the Convertible Senior Notes Indenture and any applicable Legal Requirement to be performed by any Acquired Corporation prior to the Effective Time as a result of the execution, delivery or performance of this Agreement or the consummation of the Transactions, including the giving of any notices that may be required or reasonably requested by Parent or Purchaser prior to the Effective Time and delivery to the trustee under the Convertible Senior Notes Indenture (the “Trustee”), holders or other applicable Person, as applicable, of any documents or instruments required or reasonably requested by Parent or Purchaser to be delivered prior to the Effective Time to the Trustee, holders or other applicable Person, in each case in connection with the execution, delivery or performance of this Agreement, the Transactions or as otherwise required by, or reasonably requested by Parent or Purchaser pursuant to and in compliance with, the Convertible Senior Notes Indenture and any applicable Legal Requirement; provided that the Company shall deliver a copy of any such notice or other document to Parent and Purchaser at least three (3) business days (or such shorter period of time as may be required to comply with the terms of the Convertible Senior Notes Indenture or any applicable Legal Requirement) prior to delivering or entering into such notice or other document in accordance with the terms of the Convertible Senior Notes Indenture or any applicable Legal Requirement. Without limiting the generality of the foregoing, the Company agrees to cooperate, and agrees to cause each other Acquired Corporation to cooperate, as applicable, with Parent and Purchaser by executing and delivering (or causing to be executed and delivered, as applicable) at the Effective Time, a supplemental indenture, officer’s certificate and opinion of counsel, in each case in form and substance reasonably acceptable to the Trustee, Parent and Purchaser, pursuant to the Convertible Senior Notes Indenture.

SECTION 7

CONDITIONS PRECEDENT TO THE MERGER

The obligations of the Parties to effect the Merger are subject to the satisfaction as of the Closing of each of the following conditions:

7.1 No Restraints. There shall not have been issued by any Governmental Body of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restraining, enjoining or otherwise preventing the consummation of the Merger, nor shall any Legal Requirement have been promulgated, enacted, issued or deemed applicable to the Merger by any Governmental Body which prohibits or makes illegal the consummation of the Merger.

7.2 Consummation of Offer. Purchaser (or Parent on Purchaser’s behalf) shall have accepted for payment all of the Shares validly tendered pursuant to the Offer and not validly withdrawn.

SECTION 8

TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Effective Time:

(a) by mutual written consent of Parent and the Company at any time prior to the Offer Acceptance Time;

(b) by either Parent or the Company, at any time prior to the Offer Acceptance Time, if the Closing shall not have occurred on or prior to 11:59 p.m. Eastern Time, on December 31, 2019 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose material breach of this Agreement has caused or resulted in the Offer not being consummated by such date;

(c) by either Parent or the Company if a Governmental Body of competent jurisdiction shall have issued an order, injunction, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making the consummation of any of the Transactions illegal, which order, decree, ruling or other action shall be final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose material breach of this Agreement has caused or resulted in the issuance of such final and nonappealable order, injunction, decree, ruling or other action;

(d) by Parent, at any time prior to the Offer Acceptance Time, if (i) the Board of Directors shall have failed to include the Company Board Recommendation in the Schedule 14D-9 when filed with the SEC or disseminated to the Company’s stockholders, or shall have made a Company Adverse Change Recommendation; (ii) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, other than the Offer, the Board of Directors fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer as promptly as practicable after (but in any event within ten (10) business days of) the commencement of such tender offer or exchange offer; or (iii) the Board of Directors fails to publicly reaffirm the Company Board Recommendation as promptly as practicable (but in any event within three (3) business days, or, with respect to a tender offer or exchange offer subject to the preceding clause (ii), ten (10) business days) after Parent so requests in writing;

(e) by the Company, at any time prior to the Offer Acceptance Time, in order to accept, subject to compliance with Sections 5.3 and 6.1(b)(i) in relation to such Superior Offer, a Superior Offer and concurrently enter into a binding written definitive acquisition agreement providing for the consummation of a transaction which the Board of Directors shall have determined, in good faith, constitutes a Superior Offer (a “Specified Agreement”), provided that (i) neither any Acquired Corporation or any of its Representatives shall have breached Section 5.3 in any respect in relation to such Superior Offer, (ii) the Company and the Board of Directors shall have complied with Section 6.1(b) in relation to such Superior Offer and (iii) the Company shall have paid the Termination Fee immediately before or simultaneously with and as a condition to such termination;

(f) by Parent, at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of the Company shall have occurred such that a condition set forth in clause (b) or (c) of Annex I would not be satisfied and cannot be cured by the Company by the End Date, or if capable of being cured in such time period, shall not have been cured within twenty (20) business days of the date Parent gives the Company written notice of such breach or failure to perform; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if either Parent or Purchaser is then in material breach of any representation, warranty, covenant or obligation hereunder;

(g) by the Company, at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of Parent or Purchaser shall have occurred, in each case, if such breach or failure would reasonably be expected to prevent Parent or Purchaser from consummating the Offer and the Merger by the End Date and such breach or failure cannot be cured by Parent or Purchaser, as applicable, by the End Date, or, if capable of being cured in such time period, shall not have been cured within twenty (20) business days of the date the Company gives Parent written notice of such breach or failure to perform; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder;

(h) by Parent, at any time prior to the Offer Acceptance Time, in the event of any material breach of Section 5.3;

(i) by either Parent or the Company if the Offer shall have expired or been terminated in a circumstance in which all of the Offer Conditions are satisfied or have been waived (other than the Minimum Condition and conditions which by their nature are to be satisfied at the expiration of the Offer) following the end of the aggregate thirty (30) business day period set forth in clause (3) of the penultimate sentence of Section 1.1(c), provided that the right to terminate this Agreement pursuant to this Section 8.1(i) shall not be available to any Party whose breach of this Agreement has caused or resulted in the Offer having expired or been terminated in such manner; or

(j) by the Company if following the Expiration Date, Purchaser shall have failed to accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer pursuant to Section 1.1(i) after the satisfaction, or to the extent waivable by Purchaser, Payor or Parent, waiver by Purchaser, Payor or Parent, of each of the Offer Conditions.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Purchaser or the Company or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates following any such termination; provided, however, that (a) the final sentence of Section 1.2(b), the final sentence of Section 5.1, this Section 8.2, Section 8.3 and Section 9 (other than Section 9.5(b)) shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (c) the termination of this Agreement shall not relieve any Party from any liability for fraud or willful breach of this Agreement.

8.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Offer and Merger are consummated.

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 8.1(e);

(ii) this Agreement is terminated by Parent pursuant to Section 8.1(d) or Section 8.1(h); or

(iii) (1) this Agreement is terminated by Parent or the Company pursuant to Sections 8.1(b) (provided in the case of a termination by the Company pursuant to Section 8.1(b) that the right to terminate this Agreement pursuant to Section 8.1(b) was also available to Parent) or 8.1(i) or by Parent pursuant to Section 8.1(f), (2) any Person shall have publicly disclosed a bona fide Acquisition Proposal prior to such termination, or such Acquisition Proposal is otherwise publicly known prior to such termination, and such Acquisition Proposal has not been publicly withdrawn prior to such termination and (3) within fifteen (15) months after such termination the Company shall have entered into a definitive agreement with respect to or consummated an Acquisition Proposal, provided that for purposes of this clause (3) the references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”, then, in any such event under clause (i), (ii) or (iii) of this Section 8.3(b), the Company shall pay to Parent or its designee the Termination Fee by wire transfer of same day funds (x) in the case of Section 8.3(b)(i), prior to or simultaneously with (and as a condition to the effectiveness of) such termination, (y) in the case of Section 8.3(b)(ii), within two (2) business days after any such termination or (z) in the case of Section 8.3(b)(iii), within two (2) business days after the earlier of the entry into a definitive agreement for or the consummation of the Acquisition Proposal referred to in clause (3) of Section 8.3(b)(iii); it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. As used herein, “Termination Fee” shall mean a cash amount equal to $87,000,000. Subject to Sections 8.3(d) and 8.3(e), payment of the Termination Fee pursuant to this Section 8.3(b) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Purchaser, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Purchaser or any of their respective Affiliates shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided that none of the foregoing under this Section 8.3(b) shall relieve any Company Related Party from any liability for willful breach of this Agreement or fraud.

(c) In the event that this Agreement is terminated because of the failure to satisfy the Minimum Condition by Parent or the Company pursuant to Sections 8.1(b) or 8.1(i) or by Parent pursuant to Section 8.1(f), the Company shall reimburse Parent or its designee promptly upon demand (but in any event within two (2) business days after the date of such demand), by wire transfer of immediately available funds, all reasonable costs and expenses (including fees and expenses of counsel, accountants, investment bankers, hedging counterparties, experts and consultants) (“Parent Expenses”) incurred by Parent, Payor Purchaser or their respective Affiliates in connection with this Agreement and the Transactions, provided that the Company shall not be obligated to reimburse Parent for Parent Expenses in excess of $9,000,000. The reimbursement of Parent Expenses pursuant to this Section 8.3(c) shall not relieve the Company of any subsequent obligation to pay any applicable Termination Fee pursuant to Section 8.3(b), provided that any payment of Parent Expenses shall reduce, on a dollar-for-dollar basis, any Termination Fee that becomes due and payable pursuant to Section 8.3(b).

(d) In the event of any termination described in Section 8.3(b), (i) the payment, when due and paid, from the Company to Parent of the Termination Fee pursuant to Section 8.3(b), together with any Parent Expenses, when due and paid, pursuant to Section 8.3(c) and any amounts, when due and paid, pursuant to Section 8.3(e), shall be the sole and exclusive remedy of Parent, Purchaser or any of their respective Affiliates against the Acquired Corporations and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and (ii) upon payment of such amount(s) and receipt thereof by Parent, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided that none of the foregoing under this Section 8.3(d) shall relieve any Company Related Party from any liability for willful breach of this Agreement or fraud.

(e) The Parties acknowledge (i) that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) that the Termination Fee is not a penalty, but a reasonable amount that will compensate Parent and Purchaser in the circumstances in which such payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions and (iii) that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amounts due pursuant to Sections 8.3(b) or 8.3(c), and, in order to obtain the payment, Parent commences a Legal Proceeding which results in a judgment against the Company, the Company shall pay Parent its reasonable documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received plus 2%, or such lesser rate as is the maximum permitted by applicable Legal Requirements.

SECTION 9

MISCELLANEOUS PROVISIONS

9.1 Amendment. Prior to the Effective Time, this Agreement may be amended with the approval of the respective Boards of Directors of the Company, Parent and Purchaser and the lead manager of Payor at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

9.2 Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. At any time prior to the Effective Time, Parent, Payor and Purchaser, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants contained herein. Any such extension or waiver shall be valid only if is expressly set forth in a written instrument duly executed and delivered on behalf of the Party or Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement, the Company Disclosure Schedule or in any certificate or schedule or other document delivered by any Person pursuant to this Agreement shall survive the Merger.

9.4 Entire Agreement; Counterparts. This Agreement, the CVR Agreement, the Support Agreement and the Confidentiality Agreement (including all Exhibits, Annexes or Schedules thereto) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties and their respective Affiliates, with respect to the subject matter hereof and thereof. The Confidentiality Agreement shall survive the execution and delivery of this Agreement except that the restrictions on contact and restrictions on disclosure (to the extent disclosure must be made in documents required to be filed under the Exchange Act, the Securities Act, any similar Legal Requirement or any listing agreement with or the listing rules of a national securities exchange or trading market, including NASDAQ or the Copenhagen Stock Exchange in connection with the Transactions) in the Confidentiality Agreement shall terminate immediately following the execution and delivery of this Agreement solely for purposes of consummating the Offer and the Merger. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

9.5 Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action or proceeding arising out of or relating to this Agreement or any of the Transactions: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if (but only if) such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware and any appellate court therefrom (collectively, the “Delaware Courts”); and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 9.9. Each of the Parties irrevocably and unconditionally (1) agrees not to commence any such action or proceeding except in the Delaware Courts, (2) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, (3) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts and (4) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.5(b) shall not be required to provide any bond or other security in connection with any such order or injunction.

(c) EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY (I) MAKES THIS WAIVER VOLUNTARILY AND (II) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9.5.

9.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by a Party without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided, further, however, that Parent, Payor or Purchaser may assign this Agreement to any of their controlled Affiliates only if such assignment shall not impede or delay the consummation of the Transactions or relieve Parent of its obligations hereunder.

9.7 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (a) if the Offer Acceptance Time occurs, (i) the right of the Company’s stockholders to receive the Offer Price or Merger Consideration, as applicable, pursuant to Section 1 or Section 2 following the Offer Acceptance Time or the Effective Time, as applicable, in accordance with the terms of this Agreement, and (ii) the right of the holders of Company Options, Company RSUs and Company PSUs to receive the Merger Consideration pursuant to Section 2.8 following the Effective Time in accordance with the terms of this Agreement; (b) the provisions set forth in Section 6.5 of this Agreement; and (c) the limitations on liability of the Company Related Parties set forth in Section 8.3(d).

9.8 Miscellaneous Tax Matters.

(a) Except as otherwise provided in Section 2.6(b), all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees for which the Company is primarily liable under an applicable Legal Requirement with respect to the transfer of Shares pursuant to the Offer or the Merger shall be borne by the Company and expressly shall not be a liability of holders of Shares.

(b) Unless otherwise required by an applicable Legal Requirement, Parent, Purchaser, and the Company agree that for all U.S. federal and applicable state, local and foreign income Tax purposes: (i) amounts payable pursuant to this Agreement may be treated as deferred contingent purchase price and (ii) if and to the extent such amounts are paid to any holder of Shares, Class A-1 Convertible Preferred Stock, Company Warrants or Convertible Senior Notes, a portion of the purchase price may be treated as interest pursuant to Section 483 or Section 1274 of the Code. Unless otherwise required by an applicable Legal Requirement, the Parties shall file all Tax Returns consistently with this Section 9.8(b) with respect to the Tax treatment of the Offer Price and Merger Consideration.

9.9 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) business days after being sent by international courier or express delivery service, (c) if sent by email or facsimile transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed, or (d) if sent by email or facsimile transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the next business day in the recipient’s location following the date of transmission; provided that in each case the notice or other communication is sent to the physical address, email address or facsimile number set forth beneath the name of such Party below (or to such other physical address, email address or facsimile number as such Party shall have specified in a written notice given to the other Parties):

if to Parent:

H. Lundbeck A/S

Ottiliavej 9; 2500

Valby, Denmark

Attention: Deborah Dunsire, President and CEO

Søren Hoffmann, VP and General Counsel

Facsimile: +45 3630 1940

Email: ddun@lundbeck.com

shof@lundbeck.com

if to Payor or Purchaser (or following the Effective Time, the Surviving Corporation):

Lundbeck LLC

6 Parkway North

Deerfield, Illinois 60015

Attention: Thomas Forrester, VP and General Counsel

Facsimile: +1 847 282 1001

Email: tomf@lundbeck.com

with a copy (which shall not constitute notice) to:

Baker McKenzie LLP

300 E. Randolph St.

Chicago, Illinois 60601

Attention: Thomas Hughes

Facsimile: + 1 312 698 2970

Email: thomas.hughes@bakermckenzie.com

if to the Company (prior to the Effective Time):

Alder BioPharmaceuticals, Inc.

11804 North Creek Parkway South

Bothell, Washington 98011

Attention: James B. Bucher

Facsimile: 425-205-2901

Email:       JBucher@alderbio.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street

Boston, Massachusetts 02116

Attention: Graham Robinson

Laura Knoll

Facsimile: 617-305-4850

617-305-4816

Email: Graham.Robinson@skadden.com

Laura.Knoll@skadden.com

9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.11 Obligation of Parent. Parent shall ensure that Payor and Purchaser duly perform, satisfy and discharge on a timely basis each of the covenants, obligations and liabilities applicable to Payor or Purchaser under this Agreement, and Parent shall be jointly and severally liable with Payor and Purchaser, as applicable, for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

9.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” or “Annexes” are intended to refer to Sections of this Agreement and Exhibits or Annexes to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

ALDER BIOPHARMACEUTICALS, INC.

By:	/s/ Robert W. Azelby
Name:	Robert W. Azelby
Title:	President and Chief Executive Officer

H. LUNDBECK A/S

By:	/s/ Deborah Dunsire
Name:	Deborah Dunsire
Title:	Chief Executive Officer

LUNDBECK LLC

By:	/s/ Peter Anastasiou
Name:	Peter Anastasiou
Title:	President and Lead Manager

VIOLET ACQUISITION CORP.

By:	/s/ Peter Anastasiou
Name:	Peter Anastasiou
Title:	President and Lead Manager

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

2010 Health Care Law. “2010 Health Care Law” is defined in Section 3.16(i) of the Agreement.

Acceptable Confidentiality Agreement. “Acceptable Confidentiality Agreement” is defined in Section 5.3(a) of the Agreement.

Acquired Corporations. “Acquired Corporations” is defined in Section 3.1(a) of the Agreement.

Acquisition Proposal. “Acquisition Proposal” shall mean any proposal or offer from any Person (other than Parent and its Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, including any amendment or modification to any existing proposal or offer, relating to, in a single transaction or series of related transactions, any (a) acquisition, purchase or license, directly or indirectly, of assets of the Acquired Corporations equal to 15% or more of the Acquired Corporations’ consolidated assets or to which 15% or more of the Acquired Corporations’ revenues or earnings on a consolidated basis are attributable, (b) issuance, purchase or acquisition, directly or indirectly, of 15% or more of any class of any capital stock, ordinary shares, other equity interests or other equity securities of any Acquired Corporation, (c) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of any class of any capital stock, ordinary shares, other equity interests or other equity securities of any Acquired Corporation or (d) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving any Acquired Corporation that if consummated would result in any Person or group beneficially owning 15% or more of any class of any capital stock, ordinary shares, other equity interests or other equity securities of any Acquired Corporation, in each case other than the Transactions.

Affiliate. “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

Agreement. “Agreement” is defined in the preamble to the Agreement.

Anti-Corruption Laws. “Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, the UK Bribery Act of 2012, and the Anti-Bribery Laws of the People’s Republic of China or any applicable Legal Requirements of similar effect, and the related regulations and published interpretations thereunder.

anti-PACAP Antibody Product. “anti-PACAP Antibody Product” shall mean a humanized anti-PACAP antibody (also referenced as ALD1910). The definition encompasses all methods of generating ALD-1910 including producing the molecule within Pichia pastoris and other yeast cells, as well as, producing the molecule in Chinese hamster ovary (CHO) cells.

Antitrust Laws. “Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign anti-trust laws and all other applicable Legal Requirements issued by a Governmental Body that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

Board of Directors. “Board of Directors” is defined in Recital C to the Agreement

Book-Entry Shares. “Book-Entry Shares” shall mean non-certificated Shares represented by book-entry.

business day. “business day” shall, except for purposes of Section 9.9, mean a day except a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by Legal Requirements to be closed.

Capitalization Date. “Capitalization Date” is defined in Section 3.3(a) of the Agreement.

Certificate of Designation. “Certificate of Designation” is defined in Section 3.3(a) of the Agreement.

Certificates. “Certificates” is defined in Section 2.6(b) of the Agreement.

Change. “Change” shall mean any event, occurrence, circumstance, change, condition, fact, state of facts, development or effect.

Change of Control Payment. “Change of Control Payment” is defined in Section 3.9(a)(vi) of the Agreement.

Class A-1 Convertible Preferred Stock. “Class A-1 Convertible Preferred Stock” is defined in Section 3.3(a) of the Agreement.

Closing. “Closing” is defined in Section 2.3(a) of the Agreement.

Closing Amount. “Closing Amount” is defined in Recital A of the Agreement.

Closing Date. “Closing Date” is defined in Section 2.3(a) of the Agreement.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

Company. “Company” is defined in the preamble to the Agreement.

Company Adverse Change Recommendation. “Company Adverse Change Recommendation” is defined in Section 6.1(a) of the Agreement.

Company Associate. “Company Associate” shall mean each current or former officer or other employee, or individual who is or was an independent contractor, consultant or director, of or to the Company or its Subsidiaries.

Company Board Recommendation. “Company Board Recommendation” is defined in Recital C of the Agreement.

Company Common Stock. “Company Common Stock” shall mean the common stock, $0.0001 par value per share, of the Company.

Company Disclosure Documents. “Company Disclosure Documents” is defined in Section 3.4(k) of the Agreement.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

Company Equity Plans. “Company Equity Plans” shall mean the Alder BioPharmaceuticals, Inc. 2005 Stock Plan, 2014 Equity Incentive Plan and 2018 Inducement Award Plan.

Company ESPP. “Company ESPP” shall mean the Alder BioPharmaceuticals, Inc. 2014 Employee Stock Purchase Plan.

Company IP. “Company IP” shall mean, collectively, (a) all Owned IP and (b) all Third Party IP.

Company IT Assets. “Company IT Assets” shall mean computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment and all associated documentation owned by any Acquired Corporation or licensed or leased by any Acquired Corporation.

Company Options. “Company Options” shall mean all compensatory options to purchase Shares.

Company Preferred Stock. “Company Preferred Stock” shall mean the preferred stock, $0.0001 par value per share, of the Company.

Company PSUs. “Company PSUs” shall mean performance vesting restricted stock units with respect to Shares.

Company Related Parties. “Company Related Parties” is defined in Section 8.3(d) of the Agreement.

Company Returns. “Company Returns” is defined in Section 3.15(a) of the Agreement.

Company RSUs. “Company RSUs” shall mean restricted stock units with respect to Shares, which are not Company PSUs.

Company SEC Documents. “Company SEC Documents” is defined in Section 3.4(a) of the Agreement.

Company Warrant. “Company Warrant” shall mean the warrant to purchase Class A-1 Convertible Preferred Stock issuable by the Company at least five (5) business days prior to the Effective Time (provided that the Effective Time occurs on or before January 9, 2020), pursuant to the Preferred Stock Purchase Agreement.

Confidentiality Agreement. “Confidentiality Agreement” is defined in Section 5.1 of the Agreement.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization.

Continuation Period. “Continuation Period” is defined in Section 6.3(a) of the Agreement.

Continuing Employee. “Continuing Employee” is defined in Section 6.3(a) of the Agreement.

Contract. “Contract” shall mean any written or oral binding agreement, contract, subcontract, lease, understanding, instrument, bond, debenture, loan, credit agreement, note, option, warrant, license, sublicense, commitment or undertaking.

Conversion Rate. “Conversion Rate” is defined in Section 3.3(c) of the Agreement.

Conversion Ratio. “Conversion Ratio” is defined in Section 3.3(c) of the Agreement.

Convertible Senior Notes. “Convertible Senior Notes” shall mean the Company’s 2.50% Convertible Senior Notes due 2025 issued under the Convertible Senior Notes Indenture.

Convertible Senior Notes Indenture. “Convertible Senior Notes Indenture” shall mean the Indenture, dated as of February 1, 2018, between the Company and U.S. Bank National Association, as trustee, together with the First Supplemental Indenture, dated as of February 1, 2018, between the Company and U.S. Bank National Association, as trustee, as amended or supplemented to the date of this Agreement.

Copyrights. “Copyrights” is defined in the definition of Intellectual Property Rights.

CVR. “CVR” is defined in Recital A of the Agreement.

CVR Agreement. “CVR Agreement” is defined in Recital A of the Agreement.

Delaware Courts. “Delaware Courts” is defined in Section 9.5(a) of the Agreement.

Depository Agent. “Depository Agent” is defined in Section 2.6(a) of the Agreement.

Determination Notice. “Determination Notice” is defined in Section 6.1(b)(i) of the Agreement.

DGCL. “DGCL” shall mean the Delaware General Corporation Law, as amended.

Dissenting Shares. “Dissenting Shares” is defined in Section 2.7 of the Agreement.

DOJ. “DOJ” shall mean the U.S. Department of Justice.

Effective Time. “Effective Time” is defined in Section 2.3(b) of the Agreement.

Employee Plan. “Employee Plan” shall mean any (a) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, bonus, deferred compensation, incentive compensation, stock purchase, stock option, other equity-based plan, loan, workers’ compensation, retention, change in control, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, fringe benefit, vacation, supplemental unemployment benefits, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement, and (b) employment, consulting, severance or similar agreement, and each other employee benefit plan, or arrangement, in each case that is (i) sponsored, maintained, contributed to or required to be contributed to by the Company or its Affiliates for the benefit of any current or former officer, director, employee, independent contractor, or individual consultant of the Company or its Subsidiaries, (ii) with respect to which the Company has any liability or (iii) to which the Company is a party.

Encumbrance. “Encumbrance” shall mean any lien, pledge, claim, option, hypothecation, community property interest, charge, mortgage, security interest, encumbrance right of first refusal, preemptive right or similar restriction of any nature (including any restriction on the voting of any capital stock, ordinary shares, other equity interest or other security, any restriction on the transfer of any of thereof or any other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

End Date. “End Date” is defined in Section 8.1(b) of the Agreement.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, registration, use, generation, management, treatment, storage, disposal, removal, transport, recycling, reuse, or handling of Hazardous Materials.

Epti Product. “Epti Product” shall mean Eptinezumab (formerly known as ALD403). The definition encompasses all methods of generating Eptinezumab including producing the molecule within Pichia pastoris and other yeast cells, as well as, producing the molecule in Chinese hamster ovary (CHO) cells.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate. “ERISA Affiliate” shall mean any Person that would be or, at any relevant time, would have been considered a single employer with the Company under the Code or ERISA.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Excluded Shares. “Excluded Shares” is defined in Section 1.1(a) of the Agreement.

Expiration Date. “Expiration Date” is defined in Section 1.1(c) of the Agreement.

Extension Deadline. “Extension Deadline” is defined in Section 1.1(c) of the Agreement.

FDA. “FDA” shall mean the United States Food and Drug Administration.

FDCA. “FDCA” shall mean the Federal Food, Drug and Cosmetic Act, as amended, and all related rules, regulations, guidances and guidelines.

FTC. “FTC” shall mean the U.S. Federal Trade Commission.

GAAP. “GAAP” is defined in Section 3.4(b) of the Agreement.

Good Clinical Practice Requirements. “Good Clinical Practice Requirements” shall mean FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials, including those standards contained in 21 C.F.R. Parts 50, 54, 56 and 312, and comparable standards of any other applicable Governmental Body, including guidelines issued by the International Council for Harmonisation.

Good Laboratory Practice Requirements. “Good Laboratory Practice Requirements” shall mean the FDA’s and the NIH’s standards for conducting non-clinical laboratory studies, including those standards contained in 21 C.F.R. Part 58, and comparable standards of any other applicable Governmental Body.

Good Manufacturing Practice Requirements. “Good Manufacturing Practice Requirements” shall mean the requirements set forth in the quality systems regulations for drugs contained in 21 C.F.R. Parts 210, 211, 600 and 610 and comparable standards of other applicable Governmental Body.

Governmental Authorization. “Governmental Authorization” shall mean any permit, license, application, certificate, franchise, permission, clearance, registration, qualification or authorization approved, issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

Governmental Body. “Governmental Body” shall mean any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit or body and any court, arbitrator or other tribunal.

Hazardous Materials. “Hazardous Materials” shall mean any waste, material, or substance that is listed, regulated or defined under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.

HIPAA. “HIPAA” is defined in Section 3.8(m) of the Agreement.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

In-bound License. “In-bound License” is defined in Section 3.8(g) of the Agreement.

Indebtedness. “Indebtedness” shall mean, with respect to any Person, without duplication, (a) any indebtedness for borrowed money (including the issuance of any debt security), any capital lease obligations and any synthetic lease obligations, (b) any obligations evidenced by notes, bonds, debentures or similar Contracts, (c) any obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used in the ordinary course of business consistent with past practice as security for leases), (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, (e) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that would be payable upon termination thereof (assuming they were terminated on the date of determination), (f) all obligations representing the deferred and unpaid purchase price of property (other than trade payables incurred in the ordinary course of business consistent with past practice that are not past due) or (g) any guaranty (or any other arrangement having the economic effect of a guaranty) of any such obligations described in clauses (a) through (f) of this definition of any other Person.

Indemnified Persons. “Indemnified Persons” is defined in Section 6.5(a) of the Agreement.

Initial Expiration Date. “Initial Expiration Date” is defined in Section 1.1(c) of the Agreement.

Intellectual Property Rights. “Intellectual Property Rights” shall mean all intellectual property and industrial property rights of every kind and description throughout the world and the universe, including all U.S., foreign, and international (a) patents, patent applications, invention disclosures, including all continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, extensions, and counterparts (“Patents”), (b) trademarks, service marks, names, corporate names, trade names, Internet domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, whether registered or unregistered, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (c) copyrights, with or without a registration, and rights in similar subject matter (“Copyrights”), (d) mask work rights, (e) rights in or arising from computer programs (whether in source code, object code or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, (f) rights in or arising from trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies (“Trade Secrets”), (g) rights of personality, privacy and likeness, (h) rights of integrity and attribution, and other moral rights, (i) all rights in the foregoing in clauses (a) through (h) of this definition and in other similar intangible assets, (j) all applications, registrations and rights of priority for any of the foregoing in clauses (a) through (i) of this definition, and (k) all rights, claims, and remedies for any infringement or other violation of any of the foregoing in clauses (a) through (j) of this definition, whether occurring or commencing before, on, or after the date hereof.

In the Money Option. “In the Money Option” is defined in Section 2.8(a) of the Agreement.

Intervening Event. “Intervening Event” shall mean a material fact or circumstance that was not known to the Board of Directors on the date of this Agreement, which fact or circumstance, or the consequence (or magnitude) thereof, if unknown on the date of this Agreement, becomes known to the Board of Directors prior to the Offer Acceptance Time, provided, however, that in no event shall any of the following be deemed to constitute, individually or in the aggregate, an Intervening Event: (a) any Acquisition Proposal or any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (b) any change in the market price or trading volume of the Company’s stock or change in the Company’s credit ratings, provided that the underlying causes of any such change in price, volume or credit rating may constitute an Intervening Event to the extent not otherwise excluded by this definition; (c) the Company meeting or exceeding internal or analysts’ expectations or projections, provided that the underlying causes thereof may constitute an Intervening Event to the extent not otherwise excluded by this definition; or (d) any fact or circumstance related to this Agreement or any of the Transactions.

IRS. “IRS” shall mean the U.S. Internal Revenue Service.

knowledge. “knowledge” of (a) of the Company with respect to any matter shall mean the knowledge, after reasonable inquiry, of any of the Persons listed on Exhibit A-1 of the Company Disclosure Schedule and (b) of Parent with respect to any matter shall mean the knowledge, after reasonable inquiry, of any of Søren Hoffmann.

Leased Real Property. “Leased Real Property” is defined in Section 3.7(b) of the Agreement.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, complaint, litigation, arbitration, claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), audit, inquiry, hearing or investigation commenced, brought, conducted or heard by or before any Governmental Body.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, resolution, ordinance, common law, code, edict, decree, rule, regulation, directive, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of NASDAQ or another stock exchange).

Material Adverse Effect. “Material Adverse Effect” shall mean any Change which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the ability of the Company to consummate the Offer and the Merger on or before the End Date or (b) the business, assets, condition (financial or otherwise), liabilities (contingent or otherwise), operations or results of operations of the Acquired Corporations, taken as a whole. For purposes of the foregoing clause (b) of this definition, none of the following shall be deemed to constitute or be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect: (i) any change in the market price or trading volume of the Company’s stock or change in the Company’s credit ratings, provided that the underlying causes of any such change in price, volume or credit rating may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded by another exception under the subsequent clauses (ii) through (viii) of this definition; (ii) any event, occurrence, circumstance, change or effect resulting from the announcement or performance of the Transactions (other than (x) any event, occurrence, circumstance, change or effect resulting from a breach or failure to comply with this Agreement and (y) for purposes of any representation or warranty contained in Section 3.22 of the Agreement and the condition set forth in clause (b)(ii) or (b)(iii) of Annex I solely as such condition relates to Section 3.22 of the Agreement); (iii) any event, occurrence, circumstance, change or effect generally affecting the industry in which the Acquired Corporations operate or in the economy generally or other general business, financial or market conditions; (iv) any event, occurrence, circumstance, change or effect arising from fluctuations in the value of any currency or interest rates; (v) any event, occurrence, circumstance, change or effect arising from any act of terrorism, war, national or international calamity or natural disaster; (vi) the failure of the Company to meet internal or analysts’ expectations or projections, provided that the underlying causes of such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded by another exception under clauses (i) through (v) and clauses (vii) through (viii) of this definition; (vii) any adverse effect arising from any action taken by the Company at the express written direction of Parent; or (viii) any change after the date hereof in any Legal Requirement or GAAP (other than for purposes of any representation or warranty contained in Section 3 of the Agreement and the conditions set forth in clause (b) of Annex I); provided that any event, occurrence, circumstance, change, condition, fact, state of facts, development or effect referred to in the foregoing clauses (iii), (iv), (v) and (viii) of this definition may be deemed to constitute or be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect to the extent such Change disproportionately affects the Acquired Corporations relative to other participants in the industries in which the Acquired Corporations operate.

Material Contract. “Material Contract” is defined in Section 3.9(a) of the Agreement.

Maximum Amount. “Maximum Amount” is defined in Section 6.5(b) of the Agreement.

Merger. “Merger” is defined in Recital B of the Agreement.

Merger Consideration. “Merger Consideration” is defined in Section 2.5(a)(iii) of the Agreement.

Minimum Condition. “Minimum Condition” is defined in Annex I to the Agreement.

Milestone. “Milestone” is defined in the CVR Agreement.

Milestone Payment Date. “Milestone Payment Date” is defined in the CVR Agreement.

NASDAQ. “NASDAQ” shall mean The NASDAQ Global Market.

Offer. “Offer” is defined in Recital A of the Agreement.

Offer Acceptance Time. “Offer Acceptance Time” is defined in Section 1.1(i) of the Agreement.

Offer Commencement Date. “Offer Commencement Date” shall mean the date on which Purchaser commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act.

Offer Conditions. “Offer Conditions” is defined in Section 1.1(b) of the Agreement.

Offer Documents. “Offer Documents” is defined in Section 1.1(e) of the Agreement.

Offer Price. “Offer Price” is defined in Recital A of the Agreement.

Offer to Purchase. “Offer to Purchase” is defined in Section 1.1(b) of the Agreement.

Out-bound License. “Out-bound License” is defined in Section 3.8(g) of the Agreement.

Out of the Money Option. “Out of the Money Option” is defined in Section 2.8(b) of the Agreement.

Owned IP. “Owned IP” shall mean all Intellectual Property Rights that are owned or purported to be owned by any of the Acquired Corporations.

Parent. “Parent” is defined in the preamble to the Agreement.

Parent Expenses. “Parent Expenses” is defined in Section 8.3(c) to the Agreement.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any effect, change, event or occurrence that would or would reasonably be expected to, individually or in the aggregate, materially impair, prevent or materially delay Parent’s, Payor’s or Purchaser’s ability to consummate the Offer and the Merger on or before the End Date.

Parties. “Parties” shall mean Parent, Payor, Purchaser, and the Company.

Patent. “Patent” is defined in the definition of Intellectual Property Rights.

Paying Agent. “Paying Agent” is defined in Section 2.6(a) of the Agreement.

Payment Fund. “Payment Fund” is defined in Section 2.6(a) of the Agreement.

Payor. “Payor” is defined in the Preamble of the Agreement.

Per Share Value Paid. “Per Share Value Paid” shall mean, as of the Milestone Payment Date, if any, the sum of (a) the Closing Amount, and (b) the amount per Share in cash to be paid at the Milestone Payment Date, if any, under the CVR Agreement.

Permitted Encumbrance. “Permitted Encumbrance” shall mean (a) any Encumbrance for Taxes that are not due and payable or the validity of which is being contested in good faith by appropriate legal proceedings and for which adequate accruals or reserves have been established in accordance with GAAP in the most recent balance sheet included in the Company SEC Documents filed with the SEC at least three (3) business days prior to the date of this Agreement, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business consistent with past practice and (c) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business consistent with past practice and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property, which regulations, individually or in the aggregate, do not and would not impair the use (or contemplated use), utility or value of the applicable real property or otherwise impair the present or contemplated business operations at such location.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Personal Data. “Personal Data” shall mean any information that relates to an identified or identifiable natural Person, including any name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural Person.

Pharmaceutical Legal Requirements. “Pharmaceutical Legal Requirements” is defined in Section 3.12(f) of the Agreement.

Pre-Closing Period. “Pre-Closing Period” is defined in Section 5.1 of the Agreement.

Preferred Stock Purchase Agreement. “Preferred Stock Purchase Agreement” shall mean the Preferred Stock Purchase Agreement, dated as of January 7, 2018, by and between the Company and the buyers set forth on Exhibit A thereto.

Process. “Process” (and its cognates) shall mean receive, collect, compile, use, store, transfer, share, safeguard, secure, dispose, destroy, disclose or otherwise process.

Purchaser. “Purchaser” is defined in the preamble to the Agreement.

Real Property Leases. “Real Property Leases” is defined in Section 3.7(b) of the Agreement.

Registered IP. “Registered IP” shall mean all Patents, Trademarks and Copyrights that are registered or issued under the authority of any Governmental Body, and all applications for any of the foregoing.

Regulatory Permit. “Regulatory Permit” shall mean all investigational new drug applications, new drug applications, supplemental new drug applications, abbreviated new drug applications, biologic license applications, establishment registrations, and product listings, as may be defined in Title 21 of the C.F.R., all supplements or amendments thereto, all parts thereof, and all comparable Governmental Authorizations.

Related Party. “Related Party” is defined in Section 3.23.

Release. “Release” (and its cognates) shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, deposit, injection, pumping, pouring, emptying, escaping, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the indoor and outdoor air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

Representatives. “Representatives” shall mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

Rights Agent. “Rights Agent” is defined in the Recital A of the Agreement.

Sanctioned Country. “Sanctioned Country” shall mean any of Crimea, Cuba, Iran, Myanmar/Burma, North Korea, Russia, Sudan, Syria and Venezuela.

Sanctioned Person. “Sanctioned Person” shall mean any Person with whom dealings are restricted or prohibited under the Sanctions Laws of the United States, the United Kingdom, the European Union or the United Nations, including (a) any Person identified in any list of sanctioned Persons maintained by (i) the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (ii) Her Majesty’s Treasury of the United Kingdom; (iii) any committee of the United Nations Security Council; or (iv) the European Union; (b) any Person located, organized, or resident in, organized in, or a Governmental Body or government instrumentality of, any Sanctioned Country and (c) any Person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in clauses (a) or (b) of this definition.

Sanctions Law. “Sanctions Law” shall mean all Legal Requirements concerning economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of targeted Persons, the ability to engage in transactions with specified persons or countries, or the ability to take an ownership interest in assets of specified Persons or located in a specified country, including any Laws threatening to impose economic sanctions on any person for engaging in proscribed behavior.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” is defined in Section 3.4(a) of the Agreement.

Schedule 14D-9. “Schedule 14D-9” is defined in Section 1.2(a) of the Agreement.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Shares. “Shares” is defined in Recital A of the Agreement.

Specified Agreement. “Specified Agreement” is defined in Section 8.1(e) of the Agreement.

Stockholder List Date. “Stockholder List Date” is defined in Section 1.2(b) of the Agreement.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Superior Offer. “Superior Offer” shall mean an unsolicited bona fide written Acquisition Proposal that (a) has not been withdrawn, (b) if consummated, would result in the Person making such Acquisition Proposal (or in the case of a direct merger between such Person and the Company, the stockholders of such Person) acquiring, directly or indirectly, more than 80% of the outstanding Shares or all of the assets of the Acquired Corporations, taken as a whole, and (c) the Board of Directors determines, in its good faith judgment, after consultation with outside legal counsel and its financial advisors of nationally recognized reputation, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory, financial and financing aspects (including certainty of closing) of such Acquisition Proposal and the Person making such Acquisition Proposal and other aspects of such Acquisition Proposal that the Board of Directors deems relevant in accordance with its good faith judgment, and if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions (including after giving effect to proposals, if any, made by Parent pursuant to Section 6.1(b)(i)).

Support Agreement. “Support Agreement” is defined in Recital F of the Agreement.

Surviving Corporation. “Surviving Corporation” is defined in Recital B of the Agreement.

Takeover Laws. “Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations.

Tax. “Tax” shall mean (a) any federal, state, local, or foreign or other tax (including any net income tax, gross income tax, franchise tax, capital gains tax, gross receipts tax, gross profits tax, branch profits tax, value-added tax, surtax, estimated tax, employment tax, unemployment tax, national health insurance tax, excise tax, estimated tax, alternative or minimum tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, service tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, duty (including any customs duty) or other tax or charge of any kind whatsoever, imposed, assessed or collected by or under the authority of any Governmental Body, together with any interests, penalties, inflationary adjustments, additions to tax, fines or other additional amounts imposed thereon, with respect thereto, or related thereto, (b) any liability for payment of amounts described in the preceding clause (a) of this definition as a result of transferee liability, joint and several liability, contract assumption, operation of law, by reason of being a member of an affiliated, consolidated, combined, unitary or other group, or otherwise and (c) any liability for the payment of amounts described in the preceding clauses (a) or (b) of this definition as a result of any Tax sharing agreement, Tax indemnity agreement or any other express or implied agreement to pay or indemnify any other Person.

Tax Asset. “Tax Asset” shall mean any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce U.S. federal income Taxes or U.S. state and local income Taxes.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, form, election, certificate or other document or information filed or required to be filed with any Governmental Body in connection with the determination, assessment, collection or payment of any Tax and any attachments thereto or amendments thereof.

Termination Condition. “Termination Condition” is defined in Annex I to the Agreement.

Termination Fee. “Termination Fee” is defined in Section 8.3(b) of the Agreement.

Third Party IP. “Third Party IP” shall mean all Intellectual Property Rights used or held for use by any Acquired Corporation in the operation of its business, as currently conducted or, with respect to the products currently under development, as proposed to be conducted, that are not Owned IP.

Third Party IP Contracts. “Third Party IP Contracts” is defined in Section 3.8(g) of the Agreement.

Trademarks. “Trademarks” is defined in the definition of Intellectual Property Rights.

Trade Secrets. “Trade Secrets” is defined in the definition of Intellectual Property Rights.

Transactions. “Transactions” shall mean (a) the execution and delivery of the Agreement, the Support Agreement and the CVR Agreement and (b) all of the transactions contemplated by the Agreement, the Support Agreement and the CVR Agreement, including the Offer and the Merger.

Trustee. “Trustee” is defined in Section 6.14 of the Agreement.

ANNEX I

CONDITIONS TO THE OFFER

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses (a) through (i) of this Annex I. Accordingly, notwithstanding any other provision of the Offer or the Agreement to the contrary, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any tendered Shares, and, to the extent permitted by the Agreement, may terminate the Offer (i) upon termination of the Agreement and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to Section 1.1(c) of the Agreement), if (A) the Minimum Condition, the Termination Condition and the conditions set forth in clauses (e), (g) and (h) of this Annex I shall not be satisfied by one minute after 11:59 p.m. Eastern Time on the scheduled Expiration Date or (B) any of the additional conditions set forth below shall not be satisfied or waived (to the extent permitted by applicable Legal Requirement) in writing by Parent:

(a) there shall have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent and its Affiliates, represent one more Share than 50% of the sum of (i) the total number of Shares outstanding at the time of the expiration of the Offer, plus (ii) the total number of Shares that the Company is required to issue upon conversion, settlement, exchange or exercise of all options, warrants, rights or securities for which the holder has, by the time of the expiration of the Offer, elected to convert, settle, exchange or exercise or for which the conversion, settlement, exchange or exercise date has already occurred by the time of the expiration of the Offer (but without duplication) (the “Minimum Condition”); provided, however, that for purposes of determining whether the Minimum Condition has been satisfied, the Parties shall exclude Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL);

(b) (i) the representations and warranties of the Company set forth in Sections 3.1 (Due Organization; Subsidiaries, Etc.), 3.2 (Certificate of Incorporation and Bylaws), 3.3(b) and 3.3(d) (Capitalization, Etc.), 3.21 (Takeover Laws), 3.24 (Opinion of Financial Advisors) and 3.25 (Brokers and Other Advisors) of the Agreement shall be true and accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) in all material respects at and as of the date of the Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(ii) the representations and warranties of the Company set forth in Sections 3.3(a), 3.3(c), 3.3(e) and 3.3(f) (Capitalization, Etc.) of the Agreement shall be true and accurate in all respects except for any de minimis inaccuracies at and as of the date of the Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(iii) the representations and warranties of the Company set forth in Sections 3.5(b) (No Material Adverse Effect), 3.20 (Authority; Binding Nature of Agreement) and 3.22(a)(i) (Non-Contravention; Consents) of the Agreement shall be true and accurate in all respects at and as of the date of the Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(iv) the representations and warranties of the Company set forth in the Agreement (other than those referred to in clauses (b)(i), (b)(ii) and (b)(iii) of this Annex I) shall be true and accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) at and as of the date of the Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and accurate has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c) the Company shall have complied with or performed in all material respects the obligations, covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time;

(d) since the date of the Agreement, there shall not have occurred any Change that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect;

(e) (i) any waiting period (or any extension thereof) applicable to the Offer under the HSR Act shall have expired or been terminated and (ii) the applicable Governmental Bodies of competent jurisdiction in Austria and Germany has granted merger control clearance or provided confirmation that a merger control filing is not triggered as a result of the Transactions;

(f) Parent and Purchaser shall have received a certificate executed on behalf of the Company by the Company’s Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in clauses (b), (c) and (d) of this Annex I have been satisfied;

(g) (i) there shall not have been issued by any Governmental Body of competent jurisdiction and remain in effect any, judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restraining, enjoining or otherwise preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of any of the Transactions, and (ii) there shall not have been any Legal Requirement promulgated, enacted, enforced, issued or deemed applicable to any of the Transactions by any Governmental Body which prohibits or makes illegal the consummation of the Offer or the Merger, other than the application of the waiting period provisions of the HSR Act and any foreign antitrust or competition-related Legal Requirement to the Offer or the Merger;

(h) there shall be no pending Legal Proceeding by any Governmental Body (i) challenging or seeking to restrain, make illegal, materially delay or prohibit the consummation of the Offer or the Merger or (ii) seeking to, as a consequence of the consummation of the Offer or the Merger, (1) restrict, prohibit or limit the ownership or operation by Parent or any of its Subsidiaries of all or any portion of the business or assets of Parent, the Company or any of their respective Subsidiaries, or impose any limitation, restriction or prohibition on the ability of Parent, the Company or any of their respective Subsidiaries to conduct its business or own such assets, (2) impose limitations on the ability of Parent or any of its Subsidiaries effectively to acquire, hold or exercise full rights of ownership of the shares of capital stock of the Surviving Corporation, including the right to vote any shares of capital stock of the Surviving Corporation acquired or owned by Parent or any of its Subsidiaries on all matters properly presented to the stockholders of the Surviving Corporation or (3) require Parent or any of its Affiliates to divest, dispose of or hold separate all or any portion of the business or assets of the Company or its Subsidiary or of Parent or its Affiliates; and

(i) the Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions (including any action or inaction by Parent or Purchaser) and (except for the Minimum Condition, the Termination Condition and the conditions set forth in clauses (e) and (g) of this Annex I) may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time, in the sole and absolute discretion of Parent and Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger, dated as of September 16, 2019, by and among H. Lundbeck A/S, Lundbeck LLC, Violet Acquisition Corp. and Alder BioPharmaceuticals, Inc.

ANNEX II

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●] (this “Agreement”), is entered into by and between H. Lundbeck A/S, a Danish aktieselskab (“Parent”), Lundbeck LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Parent (“Payor”) and [●], a [___________], as Rights Agent (as defined herein). Capitalized terms used herein but not defined shall have the meaning assigned to such terms in the Merger Agreement (as defined herein).

RECITALS

WHEREAS, Parent, Payor, Violet Acquisition Corp., a Delaware corporation (“Purchaser”), and Alder BioPharmaceuticals, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of September 16, 2019 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Purchaser (a) has made a tender offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) and (b) following the acceptance of the shares of Company Common Stock pursuant to the Offer, will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Parent; and

WHEREAS, as a consequence of the Offer and the Merger, pursuant to the terms of the Merger Agreement, the Certificate of Designation, [the Company Warrant]1 or the Convertible Senior Notes, as the case may be (the “Specified Instruments”), holders of Shares, Company Options, Company RSUs, Company PSUs and Class A-1 Convertible Preferred Stock became entitled, and holders of [the Company Warrant] and the Convertible Senior Notes, upon exercise or conversion thereof, will become entitled (in the case of conversion of the Convertible Senior Notes, solely to the extent the Surviving Corporation does not elect to deliver cash to the converting holders thereof in lieu of delivering the Merger Consideration otherwise deliverable upon conversion of such Convertible Senior Notes in accordance with the Convertible Senior Notes Indenture, as amended) (any such holders, the “Initial Holders”), to receive a one-time contingent cash payment of the Milestone Payment (as defined herein) pursuant to this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties agree, for the equal and proportionate benefit of all Holders (as defined herein), as follows:

ARTICLE I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1 Definitions. As used in this Agreement, the following terms will have the following meanings:

“Acting Holders” means, at the time of determination, Holders of not less than a majority of the outstanding CVRs as set forth in the CVR Register.

[1]	Note to Draft: To be included if the Company Warrant is not exercised for Class A-1 Convertible Preferred Stock prior to the Offer Acceptance Time.

“Assignee” has the meaning set forth in Section 6.3.

“Board of Directors” means the board of directors of Parent.

“Board Resolution” means a copy of a resolution certified by a duly authorized officer of Parent to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York or Copenhagen, Denmark are authorized or obligated by law or executive order to remain closed.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of Parent on a consolidated basis (other than to any Subsidiary (direct or indirect) of Parent), (b) a merger or consolidation involving Parent in which Parent is not the surviving entity, and (c) any other transaction involving Parent in which Parent is the surviving or continuing entity but in which the stockholders of Parent immediately prior to such transaction own less than 50% of Parent’s voting power immediately after the transaction.

“Commercially Reasonable Efforts” means the level of efforts and resources that are consistent with the level of efforts and resources normally used, in good faith, by Parent to develop and obtain Marketing Authorization Approval for a product which is at a similar stage in development and has a similar market potential as the CVR Product (“Relevant Product”), taking into account all scientific, commercial and other relevant factors that Parent, exercising good faith, would normally take into account with Relevant Products that it owns or has licensed-in, including patent coverage, expiration and term extension, regulatory and other exclusivity, manufacturing and supply chain, product profile, safety and efficacy, anticipated product labeling, the competitiveness of alternative products in the marketplace or under development, the regulatory structure involved, the regulatory environment, the availability of coverage and reimbursement and the expected profitability of the applicable product (including development costs and time lines, cost of goods and all other costs associated with the applicable product and time lines associated with commercial entry) (provided that, notwithstanding the foregoing, such level of efforts and resources shall be determined without taking into account the Milestone Payment payable in accordance with, and subject to, the terms hereof).

“CVRs” means the rights of Holders (granted to Initial Holders as a consequence of the Offer and the Merger pursuant to the terms of the applicable Specified Instruments) to receive a one-time contingent cash payment of the Milestone Payment pursuant to this Agreement.

“CVR Product” means any medicinal product for human use containing any Eptinezumab Antibody, whether as the sole active ingredient or in combination (whether coformulated, packaged together or co-administered) with one (1) or more other active ingredients, in any and all forms, presentations, formulations and dosage forms.

“CVR Register” has the meaning set forth in Section 2.3(b).

“Delaware Courts” has the meaning set forth in Section 6.5(b).

“DTC” means The Depository Trust Company or any successor thereto.

“EMA” means the European Medicines Agency or any successor agency.

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“Eptinezumab Antibody” means the proprietary anti-CGRP monoclonal antibody known as Eptinezumab, which was contained in the product administered to subjects in the PROMISE 1 Clinical Trial and PROMISE 2 Clinical Trial, and all fragments, derivatives, variants or modifications thereof, whether manufactured by a yeast-based process, by a Chinese Hamster Ovary Cell (CHO)-based process or any other process.

“EU Patents” means Patents included in the Company IP that are registered or applied for in or with respect to or that otherwise relate to the European Union or any of its member states.

“EU Assets” means assets, other than the EU Patents, owned by the Company immediately prior to Closing and used or held for use in connection with the research, development or manufacture of the CVR Product for sale in the European Union or any of its member states.

“Expiration Date” means December 31, 2024.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Marketing Authorization Approval” means a legally valid approval by the European Commission of a “marketing authorisation application” in the European Union, through the centralized procedure, which grants the right to place on the market, sell, market and promote the applicable CVR Product in the European Union in accordance with applicable Legal Requirements, excluding pricing and reimbursement approval. For the avoidance of doubt, Marketing Authorization Approval does not refer to approval in one or more individual member states in the European Union or to a positive opinion by EMA’s Committee for Medicinal Products for Human Use.

“Milestone” means the first Marketing Authorization Approval granted in the European Union for any CVR Product for the prevention, prophylaxis and/or palliation of migraine in any or all patient populations based on an application for such approval which relies on the efficacy data and endpoints from the PROMISE 1 Clinical Trial and PROMISE 2 Clinical Trial.

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Payment” means $2.00 per CVR.

“Milestone Payment Amount” means, for a given Holder, the product of (a) the Milestone Payment and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the Milestone Notice.

“Milestone Payment Date” means the date that is twenty (20) Business Days following the achievement of the Milestone.

“Officer’s Certificate” means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Permitted Assignment” means any Transfer that includes substantially all of the EU Patents (including, for clarity, any and all rights with respect thereto) and EU Assets.

“Permitted CVR Transfer” means: a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC; or (e) as provided in Section 2.6.

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“PROMISE 1 Clinical Trial” means that certain phase 3 pivotal clinical trial conducted by or on behalf of the Company, entitled Prevention of Migraine via Intravenous ALD403 Safety and Efficacy 1, evaluating Eptinezumab for the prevention of frequent episodic migraine.

“PROMISE 2 Clinical Trial” means that certain phase 3 pivotal clinical trial conducted by or on behalf of the Company, entitled Prevention of Migraine via Intravenous ALD403 Safety and Efficacy 2, evaluating Eptinezumab for the prevention of chronic migraine.

“Qualified Transferee” means any Person that, as of the date of consummation of the Permitted Assignment to such Person, meets the following criteria: (a) if equity securities of such Person are publicly traded or listed on an exchange, such Person has a public market capitalization no less than the market capitalization of Parent as of the date of this Agreement; (b) if equity securities of such Person are not publicly traded or listed on an exchange, such Person has (i) a net book value (determined based on its most recent audited or unaudited balance sheet) no less than the net book value of Parent as of the date of this Agreement (determined based on its most recent audited or unaudited balance sheet) and (ii) an equity value (determined based on its most recent equity financing round) no less than the public market capitalization of Parent as of the date of this Agreement; and (c) such Person has substantial experience in filing for and obtaining approval in accordance with all applicable Legal Requirements to place on the market, sell, market and promote in the European Union biopharmaceutical products for human use that are, or contain, antibodies.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

Section 1.2 Rules of Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” are intended to refer to Sections of this Agreement or the Merger Agreement, as the case may be.

(e) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

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ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1 CVRs. The CVRs represent the rights of Holders (granted to Initial Holders as a consequence of the Offer and the Merger pursuant to the terms of the applicable Specified Instruments) to receive a one-time contingent cash payment of the Milestone Payment pursuant to this Agreement.

Section 2.2 Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted CVR Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will not be evidenced by a certificate or other instrument.

(b) The Rights Agent will keep a register (the “CVR Register”) for the purpose of (i) identifying the Holders of CVRs and (ii) registering CVRs and Permitted CVR Transfers thereof. The CVR Register will initially show one position for Cede & Co. representing all the Shares held by DTC on behalf of the street holders of the Shares tendered by such holders in the Offer or held by such holders as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs. With respect to any payments to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of Shares by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer, in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative duly authorized in writing, or the Holder’s survivor (with written documentation evidencing such person’s status as the Holder’s survivor), and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. As a condition of such transfer, Parent and Rights Agent may require a transferring Holder or its transferee to pay to the applicable Governmental Body any transfer, stamp or other similar Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid or that such Taxes or charges are not applicable. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Parent and Payor and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

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Section 2.4 Payment Procedures; Notices.

(a) If the Milestone is attained on or prior to the Expiration Date, then on or prior to the Milestone Payment Date (i) Parent shall deliver to the Rights Agent (x) written notice indicating that the Milestone has been achieved (the “Milestone Notice”) and an Officer’s Certificate certifying the date of such achievement and that the Holders are entitled to receive the Milestone Payment, (y) any letter of instruction reasonably required by the Rights Agent and (ii) Payor shall deliver to the Rights Agent the payment required by Section 4.2.

(b) The Rights Agent will promptly, and in any event within ten (10) Business Days after receipt of the Milestone Notice as well as any letter of instruction reasonably required by the Rights Agent, send each Holder at its registered address a copy of the Milestone Notice and pay the Milestone Payment Amount to each of the Holders by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the date of the Milestone Notice.

(c) Except to the extent any portion of the Milestone Payment is required to be treated as imputed interest and except as otherwise required pursuant to applicable Legal Requirements, the parties hereto intend to treat the Milestone Payment for all Tax purposes as additional consideration for the equity instruments acquired under the Specified Instruments. Parent shall or shall require the Surviving Corporation to report imputed interest on the CVRs as required by applicable Legal Requirements.

(d) Parent or its Affiliate (including Payor) shall be entitled to deduct and withhold, or cause the Rights Agent to deduct and withhold, from the Milestone Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under applicable Tax law, as may reasonably be determined by Parent or the Rights Agent. With respect to Holders who received CVRs in consideration of Company Options, Company RSUs or Company PSUs, any such withholding may be made, or caused to be made, by Parent through the Surviving Corporation’s or its Affiliate’s (including Payor’s) payroll system or any successor payroll system. Prior to making any Tax withholdings or causing any Tax withholdings to be made with respect to any Holder, other than ordinary course payroll withholding and reporting on the Milestone Payment Amount, if applicable, Parent shall instruct the Rights Agent to solicit IRS Forms W-9 or W-8, as applicable, or any other reasonably appropriate forms or information, from Holders in order to avoid or reduce such withholding, and the Milestone Payment may be reasonably delayed in order to gather such necessary Tax forms. The Rights Agent shall promptly and timely remit, or cause to be remitted, any amounts withheld in respect of Taxes to the appropriate Governmental Body. To the extent any amounts are so deducted and withheld and properly and timely remitted to the appropriate Governmental Body, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made. As required by applicable Legal Requirements, Parent shall deliver (or shall cause the Rights Agent to deliver) to the person to whom such amounts would otherwise have been paid an original IRS Form 1099 or other reasonably acceptable evidence of such withholding.

(e) Any portion of the Milestone Payment Amount that remains undistributed to a Holder six (6) months after the date of the delivery of the Milestone Notice will be delivered by the Rights Agent to Parent or Payor, upon demand, and any Holder will thereafter look only to Parent and Payor for payment of the Milestone Payment Amount, without interest, but such Holder will have no greater rights against Parent and Payor than those accorded to general unsecured creditors of Parent and Payor under applicable Legal Requirements.

(f) None of Parent, any of its Affiliates (including Payor) or the Rights Agent will be liable to any person in respect of the Milestone Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If, despite Payor’s and/or

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the Rights Agent’s commercially reasonable efforts to deliver the Milestone Payment Amount to the applicable Holder, the Milestone Payment Amount has not been paid prior to two (2) years after the Milestone Payment Date (or immediately prior to such earlier date on which the Milestone Payment Amount would otherwise escheat to or become the property of any Governmental Body), the Milestone Payment Amount will, to the extent permitted by applicable Legal Requirements, become the property of Payor, free and clear of all claims or interest of any person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Payor agrees to indemnify and hold harmless Rights Agent with respect to any liability, penalty, cost or expense Rights Agent may incur or be subject to in connection with transferring such property to Payor.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent or any of its Affiliates.

(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b) The CVRs will not represent any equity or ownership interest in Parent, any constituent corporation party to the Merger Agreement or any of their respective Affiliates.

(c) Neither Parent and its directors and officers nor Payor and its managers and officers will be deemed to have any fiduciary or similar duties or obligations to any Holder by virtue of this Agreement.

Section 2.6 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Payor without consideration therefor. Nothing in this Agreement shall prohibit Parent or any of its Affiliates (including Payor) from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates (including Payor) shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and Article V and Section 6.3 hereunder.

ARTICLE III

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence.

Section 3.2 Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

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(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e) the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g) the Rights Agent will have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent); nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h) Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the reasonable costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct;

(i) Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof and (ii) to reimburse the Rights Agent for all Taxes and governmental charges, reasonable and documented out-of-pocket expenses incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)). The Rights Agent will also be entitled to reimbursement from Parent for all reasonable, documented and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder; and

(j) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove Rights Agent at any time by a Board Resolution specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by Parent to Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified.

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(b) If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent, by a Board Resolution, will as soon as is reasonably possible appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

(d) The Rights Agent will cooperate with Parent and any successor Rights Agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent.

Section 3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV

COVENANTS

Section 4.1 List of Holders. Parent will furnish or cause to be furnished to the Rights Agent (a) in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company with respect to the shares of Company Common Stock, Class A-1 Convertible Preferred Stocks, Company Options, Company RSUs or the PSUs), the names and addresses of the Holders of such securities within thirty (30) Business Days after the Effective Time, (b) the names and addresses of the Holders of the Company Warrant within ten (10) Business Days after the exercise of the Company Warrant and (c) in such form as Parent receives from the trustee for the Convertible Senior Notes, the names and addresses of the Holders of such securities within ten (10) Business Days after any conversion of Convertible Senior Notes.

Section 4.2 Payment of Milestone Payment Amounts. If the Milestone has been achieved on or prior to the Expiration Date in accordance with this Agreement, Payor will, promptly following the delivery of the Milestone Notice to the Rights Agent, deposit with the Rights Agent, for payment to the Holders in accordance with Section 2.4, the aggregate amount necessary to pay the Milestone Payment Amount to each Holder. For the avoidance of doubt, the Milestone Payment Amount shall only be paid, if at all, one time under this Agreement, and the maximum aggregate potential amount payable per CVR under this Agreement shall be $2.00. If the Milestone has not been achieved on or prior to the Expiration Date, then Payor will not be required to make any payment to the Rights Agent or the Holders pursuant to this Agreement.

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Section 4.3 Additional Covenants.

(a) Parent shall, and shall cause its Subsidiaries to, use Commercially Reasonable Efforts to achieve (or have achieved, subject to, for clarity, the remainder of this Section 4.3) the Milestone as promptly as practicable following the Effective Time and no later than the Expiration Date; provided, that use of Commercially Reasonable Efforts (i) does not require a filing with respect to a Marketing Authorization Approval for the CVR Product prior to the fourth quarter of calendar year 2020) and (ii) does not guarantee that Parent will achieve the Milestone at all or by a specific date.

(b) In the event that Parent desires to consummate a Change of Control after the Closing Date while the Milestone has not been achieved but during the period ending on the Expiration Date, Parent or the Surviving Corporation, as applicable depending upon the structure of the Change of Control, will cause the Person acquiring Parent to assume Parent’s and the Surviving Corporation’s (as applicable depending upon the structure of the Change of Control) obligations, duties and covenants under this Agreement (including, for the avoidance of doubt, Section 6.11). No later than five Business Days prior to the consummation of any Change of Control, Parent will deliver to the Rights Agent an Officer’s Certificate, stating that such Change of Control complies with this Section 4.3(b) and that all conditions precedent herein relating to such transaction have been complied with.

(c) After the Closing Date while the Milestone has not been achieved but during the period ending on the Expiration Date, Parent shall not, and shall cause its Subsidiaries not to, directly or indirectly, assign, convey, transfer, license, or sublicense to any third party (other than to Parent or any controlled Affiliate of Parent), or otherwise grant rights to any third party (other than to Parent or any controlled Affiliate of Parent) with respect to, (collectively, “Transfer”) any EU Patents or any significant portion of the EU Assets, unless (i)(1) such Transfer is pursuant to a Permitted Assignment to a Qualified Transferee and such Transfer occurs at least eighteen (18) months after the Closing Date, (2) such Transfer is pursuant to a license to any EU Patents; provided that (A) such license does not include any rights, and Parent and its Subsidiaries retain any and all rights, with respect to the CVR Product in the European Union (including the rights to file, prosecute, maintain and enforce the EU Patents) and (B) Parent and Payor retain all of their respective obligations under this Agreement, or (3) the Acting Holders grant consent, which consent shall not be unreasonably withheld, conditioned or delayed (any Qualified Transferee under the foregoing subclause (1) or other assignee, licensee, sublicensee or other transferee under the foregoing subclauses (2) or (3), an “Approved Transferee”) and (ii) in the case of the foregoing subclauses (1) and (3), such Approved Transferee expressly assumes in writing all of Parent’s obligations under this Agreement other than Parent’s and Payor’s obligation to pay the Milestone (and for clarity, Parent and Payor shall remain obligated to pay the Milestone in accordance with the terms hereof). Following any Transfer permitted pursuant to this Section 4.3(c), any subsequent Transfer, and the related assignee, licensee, sublicensee or transferee (as applicable), shall comply with this Section 4.3(c).

(d) Notwithstanding the foregoing Sections 4.3(a) through 4.3(c), the Parties acknowledge and agree that such Sections shall not be construed as precluding Parent and its Subsidiaries from engaging, in the ordinary course of business consistent with past practice, third party contract research organizations or contract manufacturing organizations to conduct clinical trials, manufacture and commercialize the CVR Product, respectively, on behalf of Parent or any of its Subsidiaries.

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(e) Parent shall issue a press release (or in the absence of issuing a press release, notify the Holders in writing) promptly following each of the following: (i) acceptance by the applicable Governmental Body of each application seeking Marketing Authorization Approval for a CVR Product for the prevention, prophylaxis and/or palliation of migraine in any or all patient populations based on an application for such approval which relies on efficacy data and endpoints from the PROMISE 1 Clinical Trial and PROMISE 2 Clinical Trial; provided that the Milestone has not already been achieved and the Expiration Date has not occurred and (ii) achievement of the Milestone.

(f) Until such time as the Milestone has been achieved or the Expiration Date occurs, whichever is first, Parent shall, and shall cause its Subsidiaries to, maintain records in the ordinary course of business pursuant to record-keeping procedures normally used by Parent and its Subsidiaries with respect to Relevant Products regarding its activities (including its resources and efforts) with respect to achievement of the Milestone. From the Closing Date until (i) the Expiration Date in the event that the Expiration Date occurs and the Milestone has not yet been achieved or (ii) the date when the Milestone is achieved if on or before the Expiration Date, Parent shall, and shall cause its Subsidiaries to, maintain such records for a minimum period of three (3) years following such date (or, if longer, the maximum retention period under the record retention policy of Parent for such records or such period required by applicable Legal Requirements).

ARTICLE V

AMENDMENTS

Section 5.1 Amendments without Consent of Holders.

(a) Without the consent of any Holders or the Rights Agent, Parent and Payor, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person to Parent or Payor and the assumption by any such successor of the covenants of Parent or Payor herein as provided in Section 6.3;

(ii) to add to the covenants of Parent and Payor such further covenants, restrictions, conditions or provisions as Parent, Payor and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and to ensure that the CVRs are not subject to any similar registration or prospectus requirement under applicable securities laws outside of the United States; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

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(v) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Sections 3.3 and 3.4; or

(vi) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b) Without the consent of any Holders, Parent and Payor, when authorized by a Board Resolution, and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.4.

(c) Promptly after the execution by Parent, Payor and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2 Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent and Payor, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b) Promptly after the execution by Parent, Payor and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3 Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

ARTICLE VI

OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or by electronic mail, or two (2) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

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If to the Rights Agent, to it at:

[●]

With a copy (which shall not constitute notice) to:

[●]

Attention:	[●]
Telephone:	[●]
Facsimile:	[●]

If to Parent, to it at:

H. Lundbeck A/S

Ottiliavej 9; 2500

Valby, Denmark

Attention:	Deborah Dunsire, President and CEO
Søren Hoffmann, VP and General Counsel
Facsimile:	+45 3630 1940
Email:	ddun@lundbeck.com

shof@lundbeck.com

If to Parent, to it at:

Lundbeck LLC

6 Parkway North

Deerfield, Illinois 60015

Attention:	Thomas Forrester, VP and General Counsel
Facsimile:	+1 847 282 1001
Email:	tomf@lundbeck.com

With a copy (which shall not constitute notice) to:

Baker McKenzie LLP

452 Fifth Avenue

New York, New York

Attention:	Randall Sunberg
Facsimile:	+ 1 212 310 1815
Email:	randall.sunberg@bakermckenzie.com

Any party may specify a different address or facsimile number by giving notice in accordance with this Section 6.1.

Section 6.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 6.3 Successors and Assigns. Each of Parent and Payor may assign any or all of its rights, interests and obligations hereunder (a) in its sole discretion and without the consent of any other party, to any controlled Affiliate of Parent, but only for so long as it remains a controlled Affiliate of Parent, (b) in compliance with Section 4.3(b) or Section 4.3(c) or (c) otherwise with the prior written consent of the Acting Holders, any other Person (any permitted assignee under clause (a), (b) or (c), an “Assignee”), in each case provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent or Payor, as applicable, pursuant to the prior sentence. In connection with any assignment to an Assignee described in clause (a) above in this Section 6.3, each of Parent or Payor, as applicable, (and the other assignor) shall agree to remain liable for the performance by each Assignee (and such other assignor, if applicable) of all obligations of Parent or Payor, as applicable, hereunder with such Assignee substituted for Parent or Payor, as applicable, under this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by each of Parent’s successors

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and each Assignee and each of Payor’s successors and each Assignee, as applicable. Each of Parent’s successors and Assignees, and each of Payor’s successors and Assignees, as applicable, shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of the CVRs and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent or Payor, as applicable. The Rights Agent may not assign this Agreement without Parent’s written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect.

Section 6.4 Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent’s successors and Assignees, Payor, Payor’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted CVR Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted CVR Transfers are limited to those expressly provided in this Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted CVR Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights.

Section 6.5 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, the CVRs and all actions arising under or in connection therewith shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b) Each of the parties hereto (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if (but only if) such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware and any appellate court therefrom (collectively, the “Delaware Courts”); and (ii) consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 6.1. Each of the parties irrevocably and unconditionally (1) agrees not to commence any such action or proceeding except in the Delaware Courts, (2) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, (3) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts and (4) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY HERETO (A) MAKES THIS WAIVER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 6.5(c).

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Section 6.6 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

Section 6.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties need not sign the same counterpart.

Section 6.8 Termination. This Agreement will be terminated and of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by Parent or Payor to the Rights Agent), and no payments will be required to be made, upon the earliest to occur of (a) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register the Milestone Payment Amount (if any) required to be paid under the terms of this Agreement, and (b) the delivery of a written notice of termination duly executed by Parent, Payor and the Acting Holders.

Section 6.9 Entire Agreement. This Agreement and the Merger Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersede all prior agreements, written or oral, among the parties with respect hereto and thereto.

Section 6.10 Legal Holiday. In the event that the Milestone Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Milestone Payment Date.

Section 6.11 Obligation of Parent. Parent shall ensure that Payor duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to Payor under this Agreement, and Parent shall be jointly and severally liable with Payor for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

H. LUNDBECK A/S

By:
Name:
Title:

LUNDBECK LLC

By:
Name:
Title:

[Rights Agent]

By:
Name:
Title:

ANNEX III

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALDER BIOPHARMACEUTICALS, INC.

ARTICLE I

The name of the corporation is Alder Biopharmaceuticals, Inc. (the “Corporation”).

ARTICLE II

The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Rd., Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808. The name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

Section 1. The Corporation shall be authorized to issue [●] shares of capital stock, all of which [●] shares shall be shares of common stock, par value $[●] per share (the “Common Stock”).

Section 2. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of the Common Stock shall have one vote and the Common Stock shall vote together as a single class.

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ARTICLE V

Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to be voted in the election of directors.

ARTICLE VI

In furtherance and not in limitation of those powers conferred by the DGCL, the board of directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the by-laws of the Corporation (the “By-Laws”) to the fullest extent permitted by the provisions of the DGCL.

ARTICLE VII

Meetings of the stockholders shall be held at such place, within or without the State of Delaware as may be designated by, or in the manner provided in, the By-Laws or, if not so designated, at the registered office of the Corporation in the State of Delaware. Elections of directors need not be by written ballot unless and to the extent that the By-Laws so provide.

ARTICLE VIII

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereinafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE IX

Section 1. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of § 102 of the DGCL, as the same may be amended and supplemented.

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Section 2. The Corporation shall, to the fullest extent permitted by the provisions of § 145 of the DGCL, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Section 3. Any repeal or modification of the clauses in this Article IX shall be prospective only and shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director or officer of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

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